Exhibit 99.3

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

		Page

	Part I - Financial Information

Item 1.	Unaudited Financial Statements:

	Consolidated Statements of Operations	2

	Consolidated Balance Sheets	3

	Consolidated Statements of Cash Flows	4

	Consolidated Statement of Changes in Stockholders’ Deficit	6

	Consolidated Statements of Comprehensive Loss	7

	Notes to Consolidated Financial Statements	8

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	44

	Part II - Other Information

Item 6.	Exhibits	61

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in millions, except per share data)	2006	2005	2006	2005
Revenue:
Communications	$819	$371	$1,623	$881
Coal mining	16	19	34	36
Total revenue	835	390	1,657	917

Costs and Expenses:
Communications	385	110	781	226
Coal mining	14	9	30	22
Total cost of revenue	399	119	811	248

Depreciation and amortization	164	162	351	328
Selling, general and administrative	283	180	559	371
Restructuring and impairment charges	7	4	11	19
Total costs and expenses	853	465	1,732	966

Operating Income (Loss)	(18)	(75)	(75)	(49)

Other Income (Expense):
Interest income	16	10	25	14
Interest expense	(170)	(139)	(320)	(253)
Other, net	(51)	10	(20)	16
Total other income (expense)	(205)	(119)	(315)	(223)

Loss from Continuing Operations Before Income Tax	(223)	(194)	(390)	(272)
Income Tax Expense	(1)	(2)	—	(2)
Loss from Continuing Operations	(224)	(196)	(390)	(274)

Income from Discontinued Operations	23	8	21	9
Net Loss	$(201)	$(188)	$(369)	$(265)

Basic and Diluted Earnings (Loss) per Share:
Loss from Continuing Operations	$(0.25)	$(0.28)	$(0.45)	$(0.39)
Income from Discontinued Operations	.02	.01	.02	.01
Net Loss	$(0.23)	$(0.27)	$(0.43)	$(0.38)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
(dollars in millions, except share amounts)	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$1,571	$379
Marketable securities	507	176
Restricted cash and securities	35	34
Receivables, less allowances of $19 and $17, respectively	376	392
Current assets of discontinued operations	644	597
Other	119	92
Total Current Assets	3,252	1,670

Property, Plant and Equipment, net	5,529	5,632
Marketable Securities	—	234
Restricted Cash and Securities	90	75
Goodwill and Other Intangibles, net	490	291
Noncurrent Assets of Discontinued Operations	265	264
Other Assets, net	125	111
Total Assets	$9,751	$8,277

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$375	$367
Current portion of long-term debt	462	—
Accrued payroll and employee benefits	65	79
Accrued interest	153	102
Deferred revenue	177	199
Current Liabilities of Discontinued Operations	560	539
Other	127	137
Total Current Liabilities	1,919	1,423

Long-Term Debt, less current portion	6,558	6,023
Deferred Revenue	736	737
Other Liabilities	571	570

Commitments and Contingencies

Stockholders’ Deficit:
Preferred Stock, $.01 par value authorized 10,000,000 shares: no shares outstanding	—	—
Common Stock, $.01 par value, authorized 2,250,000,000 shares: 1,000,173,489 outstanding in 2006 and 817,767,818 outstanding in 2005	10	8
Additional paid-in capital	8,545	7,759
Accumulated other comprehensive loss	(24)	(51)
Accumulated deficit	(8,564)	(8,192)
Total Stockholders’ Deficit	(33)	(476)
Total Liabilities and Stockholders’ Deficit	$9,751	$8,277

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended
	June 30,
(dollars in millions)	2006	2005
Cash Flows from Operating Activities:
Net Loss	$(369)	$(265)
Income from discontinued operations	(21)	(9)
Loss from continuing operations	(390)	(274)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	351	328
Gain on sale of property, plant and equipment and other assets	(4)	(3)
Non-cash compensation expense attributable to stock awards	34	19
Deferred revenue	(29)	(136)
Loss on extinguishment of debt, net	28	—
Non-cash impairment expenses	7	4
Amortization of debt issuance costs	7	8
Accreted interest on long-term debt discount	20	23
Accrued interest on long-term debt	52	35
Changes in working capital items net of amounts acquired:
Receivables	37	(32)
Other current assets	(15)	(31)
Payables	—	23
Other current liabilities	(45)	(22)
Other	—	(12)
Net Cash Provided by (Used in) Operating Activities of Continuing Operations	53	(70)

Cash Flows from Investing Activities:
Capital expenditures	(131)	(140)
Advances to discontinued operations, net	2	(8)
Proceeds from sales and maturities of marketable securities	5	150
Purchases of marketable securities	(98)	(648)
Decrease (increase) in restricted cash and securities, net	(12)	1
Proceeds from sale of property, plant and equipment, and other assets	2	4
Investments and acquisitions	(82)	(10)
Net Cash Used in Investing Activities	$(314)	$(651)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(dollars in millions)	2006	2005
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	$1,007	$877
Refinancing costs and payments on long-term debt, including current portion (net of restricted cash)	(104)	(130)
Equity offering	543	—
Net Cash Provided by Financing Activities	1,446	747

Discontinued Operations (Revised):
Net cash provided by (used in) discontinued operating activities	20	(7)
Net cash provided by (used in) investing activities	(5)	2
Net cash used in financing activities	—	—
Net effect of exchange rates on cash and cash equivalents	(1)	(4)
Net Cash Provided by (Used in) Discontinued Operations	14	(9)

Effect of Exchange Rates on Cash and Cash Equivalents	7	(12)

Net Change in Cash and Cash Equivalents	1,206	5

Cash and Cash Equivalents at Beginning of Period:
Cash attributable to continuing operations	379	338
Cash attributable to discontinued operations	73	105

Cash and Cash Equivalents at End of Period:
Cash attributable to continuing operations	$1,571	$352
Cash attributable to discontinued operations	$87	$96

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$241	$187
Income taxes paid	2	1
Noncash Investing and Financing Activities
Common stock issued for acquisitions	$197	$—
Amendment and restatement of $730 million credit facility	730	—
Long-term debt issued in exchange transaction	619	—
Long-term debt retired in exchange transaction	692	—
Use of restricted securities to repay long-term debt	—	13

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statement of Changes in Stockholders’ Deficit
For the six months ended June 30, 2006
(unaudited)

			Accumulated
		Additional	Other
	Common	Paid-in	Comprehensive	Accumulated
(dollars in millions)	Stock	Capital	Income (Loss)	Deficit	Total
Balances at December 31, 2005	$8	$7,759	$(51)	$(8,192)	$(476)
Adjustment for EITF No. 04-6				(3)	(3)
Adjusted balance at December 31, 2005	8	7,759	(51)	(8,195)	(479)

Common Stock:
Issuances, net of offering costs	2	541	—	—	543
Stock plan grants	—	28	—	—	28
Shareworks plan	—	12	—	—	12
401(k) plan	—	8	—	—	8
Acquisitions	—	197	—	—	197

Net Loss	—	—	—	(369)	(369)

Other Comprehensive Income	—	—	27	—	27

Balances at June 30, 2006	$10	$8,545	$(24)	$(8,564)	$(33)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in millions)	2006	2005	2006	2005
Net Loss	$(201)	$(188)	$(369)	$(265)

Other Comprehensive Income (Loss) Before Tax:
Foreign currency translation income (losses)	23	(35)	30	(64)
Unrealized holding gains (losses) on marketable equity securities and other arising during period	(4)	(1)	(2)	(1)
Reclassification adjustments for (income) losses included in net loss	(1)	(2)	(1)	2

Other Comprehensive Income (Loss) Before Tax	18	(38)	27	(63)

Income Tax Benefit Related to Items of Other Comprehensive Income (Loss)	—	—	—	—

Other Comprehensive Income (Loss), Net of Taxes	18	(38)	27	(63)

Comprehensive Loss	$(183)	$(226)	$(342)	$(328)

SUPPLEMENTARY STOCKHOLDERS’ DEFICIT INFORMATION
(unaudited)

	Net Foreign
	Currency
	Translation
(dollars in millions)	Adjustment	Other	Total
Accumulated other comprehensive income (loss):

Balance at December 31, 2005	$(19)	$(32)	$(51)
Change	30	(3)	27
Balance at June 30, 2006	$11	$(35)	$(24)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

The consolidated financial statements include the accounts of Level 3 Communications, Inc. and subsidiaries (the “Company” or “Level 3”) in which it has control. The Company is engaged in enterprises primarily related to communications and coal mining.  Fifty-percent-owned mining joint ventures are consolidated on a pro rata basis.  All significant intercompany accounts and transactions have been eliminated.

The Company completed its acquisition of Progress Telecom, LLC (“Progress Telecom”) on March 20, 2006, and its acquisition of ICG Communications, Inc. (“ICG Communications”) on May 31, 2006.  The Progress Telecom and ICG Communications results of operations, cash flows and financial position are included in the consolidated financial statements from the respective dates of their acquisition (See Note 2).

On December 23, 2005, Level 3 acquired WilTel Communications Group, LLC and its operating subsidiaries (“WilTel”).  The financial position, results of operations and cash flows attributable to WilTel are included in the consolidated financial statements from the date of acquisition (See Note 2).

On September 7, 2006, Level 3 sold Software Spectrum, Inc. (“Software Spectrum”), the Company’s software reseller business, to Insight Enterprises, Inc. (“Insight Enterprises”).  On November 30, 2005, Level 3 sold (i)Structure, LLC (“(i)Structure”), Level 3’s wholly-owned IT infrastructure management outsourcing subsidiary to Infocrossing, Inc. (“Infocrossing”).  These two businesses comprised Level 3’s information services segment.  The results of operations, financial position and cash flows for the Software Spectrum and (i)Structure businesses have been classified as discontinued operations in the consolidated financial statements for all periods presented in this report (See Note 3).

The consolidated balance sheet of Level 3 Communications, Inc. and subsidiaries at December 31, 2005 has been taken from the Company’s audited balance sheet as of that date.  All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented.  The Company’s accounting policies and certain other disclosures are set forth in the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K, as revised to reflect Software Spectrum as discontinued operations, for the year ended December 31, 2005.  These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto.  The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amount of revenue and expenses during the reported period.  Actual results could differ from these estimates.

The results of operations for the three and six month periods ended June 30, 2006 are not necessarily indicative of the results expected for the full year.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in the financial statements based on the fair value of equity or liability instruments issued. The U.S. Securities and Exchange Commission extended the effective date of SFAS No. 123R such that the Company was first required to adopt SFAS No. 123R beginning January 1, 2006.  The adoption of SFAS No. 123R did not have a material effect on the Company’s financial position or results of operations.

Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (“EITF No. 04-6”) establishes appropriate accounting for stripping costs incurred during the production phase and is effective for fiscal years beginning after December 15, 2005.  EITF No. 04-6 concludes that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred.  EITF No. 04-6 further defines inventory produced as mineral that has been extracted.  As a result, stripping costs related to exposed, but not extracted mineral must be expensed as incurred rather than deferred until the mineral is extracted.  The Company’s coal mining business had previously deferred stripping costs and amortized these costs over the period in which the underlying coal was mined.  The Company’s adoption of EITF No. 04-6 required it to adjust by $3 million beginning retained earnings (accumulated deficit) for the amount of prepaid stripping costs previously deferred as of January 1, 2006.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109,” (“FIN No. 48”).  FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.”  FIN No. 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit.  Additionally, FIN No. 48 provides guidance on de-recognition, income statement classification of interest and penalties, accounting in interim periods, disclosure, and transition.  This interpretation is effective for fiscal years beginning after December 15, 2006.  The Company is currently evaluating the effect that the application of FIN No. 48 will have on its consolidated results of operations and financial condition, but given its current net operating losses and operating loss carryforwards, does not expect a significant effect on its results of operations or financial condition as a result of adopting FIN No. 48.

In June 2006, the FASB ratified the consensus on Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF No. 06-3”). The scope of EITF No. 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, Universal Service Fund (“USF”) contributions and some excise taxes.  The Task Force affirmed its conclusion that entities should present these taxes in the income statement on either a gross or a net basis, based on their accounting policy, which should be disclosed pursuant to APB Opinion No. 22, “Disclosure of Accounting Policies.”  If such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed.  The consensus on EITF No. 06-3 will be effective for interim and annual reporting periods beginning after December 15, 2006.  The Company currently records USF contributions on a gross basis in its consolidated statements of operations, but records sales, use, value added and excise taxes billed to its customers on a net basis in its consolidated statements of operations.  The Company does not expect that the effect of adopting EITF No. 06-3 will be significant to its reported revenue, operating income and net earnings or loss, but is currently evaluating the effect.

Reclassifications

Certain current and prior year amounts have been reclassified to conform to the September 30, 2006 presentation as filed in the Form 10-Q for the quarterly period ended September 30, 2006.

2. Acquisitions

In 2006, the Company embarked on a strategy to expand its presence in metropolitan markets.  The strategy will allow the Company to terminate traffic over its owned facilities rather than paying third parties to terminate the traffic.  The expansion into new metro markets should also provide additional opportunities to sell services to bandwidth intensive businesses on the Company’s national and international networks.  In order to expedite the expansion of its metro business, Level 3 acquired ICG Communications, Progress Telecom, TelCove, Inc. (“TelCove”) and Looking Glass Networks Holding Co., Inc. (“Looking Glass”) in 2006.

ICG Communications

On May 31, 2006, Level 3 acquired all of the stock of ICG Communications Inc., a privately held Colorado-based telecommunications company, from MCCC ICG Holdings, LLC excluding certain assets and liabilities.  Under the terms of the purchase agreement dated April 14, 2006, Level 3 purchased ICG Communications for an aggregate consideration consisting of approximately 26 million shares of Level 3 common stock, valued at $131 million, and approximately $45 million in cash.  The Company also incurred costs of less than $1 million related to the transaction. Working capital and other contractual matters resulted in the payment of additional consideration of approximately $1 million in the third quarter of 2006. The cash consideration at closing was increased from the previously disclosed amount of $36 million to reflect an improvement in ICG Communications’ working capital.

Level 3 entered into certain transactions with ICG Communications prior to the acquisition of ICG Communications by Level 3, whereby Level 3 received cash for communications services to be provided in the future and which was originally recognized as deferred revenue.  As a result of the acquisition, Level 3 can no longer amortize this deferred revenue into earnings and, accordingly, reduced the purchase price applied to the net assets acquired in the ICG Communications transaction by $1 million, the amount of the unamortized deferred revenue balance on May 31, 2006.

ICG Communications primarily provides transport, IP and voice services to wireline and wireless carriers, Internet service providers and enterprise customers. ICG Communications’ network has more than 2,000 metro and regional fiber miles in Colorado and Ohio and includes approximately 500 points of presence. ICG Communications serves more than 1,600 customers.

Progress Telecom

On March 20, 2006, Level 3 completed its acquisition of all of the membership interests of Progress Telecom from PT Holding Company LLC (“PT Holding”) excluding certain specified assets and liabilities of Progress Telecom.  Progress Telecom was owned by PT Holding which is jointly owned by Progress Energy, Inc. and Odyssey Telecorp, Inc.  Under the terms of the purchase agreement dated January 25, 2006, Level 3 purchased Progress Telecom for an aggregate purchase price consisting of approximately $69 million in cash and approximately 20 million shares of Level 3 common stock, valued at $66 million.  The purchase price was subsequently reduced by $2 million for working capital and other contractual matters.  The Company received payment of the $2 million adjustment in July 2006.  The Company also incurred costs of approximately $1 million related to the transaction.

Level 3 entered into certain transactions with Progress Telecom prior to the acquisition of Progress Telecom by Level 3, whereby Level 3 received cash for communications services to be provided in the future and which was originally recognized as deferred revenue.  As a result of the acquisition, Level 3 can no longer amortize this deferred revenue into earnings and, accordingly, reduced the purchase price applied to the net assets acquired in the Progress Telecom transaction by $4 million, the amount of the unamortized deferred revenue balance on March 20, 2006.

Progress Telecom is a regional wholesale network services company based in St. Petersburg, Florida.  Progress Telecom’s network spans 9,000 miles, includes 29 metro networks and connects to international cable landings in south Florida and 31 mobile switching centers in the southeastern region of the United States. Progress Telecom serves approximately 200 customers with a significant concentration of international and wireless carrier customers.

WilTel

On December 23, 2005, the Company acquired WilTel from Leucadia National Corporation and its subsidiaries (together “Leucadia”).  The consideration paid consisted of approximately $390 million in cash, plus $100 million in cash to reflect Leucadia’s having complied with its obligation to leave that amount of cash in WilTel, and 115 million shares of newly issued Level 3 common stock (“Shares”), valued at $313 million.  The Company also incurred approximately $7 million of costs related to this transaction.  The cash purchase price was subject to post-closing adjustments based on actual working capital and other contractual items as of the closing date.  In March, 2006, Leucadia and Level 3 agreed that the purchase price for WilTel should decrease by approximately $27 million as a result of working capital and other contractual post-closing adjustments. Level 3 received payment of the $27 million adjustment in April 2006.

The preliminary valuation indicated that the fair value of the WilTel assets acquired exceeded the total of the purchase price paid and the liabilities assumed in the transaction.  As a result, the excess value was applied against the fair value of the property, plant and equipment obtained in the transaction.  The $27 million post-closing adjustment resulted in an additional decrease in property, plant and equipment in the first quarter of 2006.

In accordance with the terms of a registration rights agreement between Level 3 and Leucadia dated December 23, 2005, Level 3 filed a registration statement covering the Shares, which became effective on December 27, 2005.  During the first quarter of 2006, Leucadia sold all of the Shares under the registration statement.

Pro Forma Financial Information

The following is unaudited pro forma financial information of the Company assuming the WilTel, Progress Telecom and ICG Communications transactions occurred at the beginning of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per share data)	2006	2005	2006	2005

Revenue	$848	$850	$1,703	$1,832
Loss from Continuing Operations	$(219)	$(159)	$(376)	$(210)
Income from Discontinued Operations	$23	$8	$21	$9
Net Loss	$(196)	$(151)	$(355)	$(201)
Per Share:
Loss from continuing operations	$(0.24)	$(0.19)	$(0.42)	$(0.25)
Net loss	$(0.22)	$(0.18)	$(0.40)	$(0.24)
Pro Forma Weighted Average Shares Outstanding (in thousands)	898,281	856,204	881,931	853,559

The fair value of the assets acquired and the liabilities assumed in the ICG Communications and Progress Telecom transactions are based upon preliminary valuations and are subject to change based on post-closing purchase price adjustments and changes to the integration plans of the combined business.  The fair value of assets acquired and liabilities assumed in the WilTel transaction is based upon a preliminary valuation as of the acquisition date after reflecting other contractual purchase price adjustments and is subject to change due to integration plans.  The Company will continue to evaluate assets acquired and liabilities assumed based on the valuation analysis and integration efforts for the WilTel, Progress Telecom and ICG Communications transactions.  The estimated fair value of assets acquired and liabilities assumed for the ICG Communications, Progress Telecom and WilTel transactions are as follows.

	ICG	Progress
(dollars in millions)	Communications	Telecom	WilTel
Assets:
Cash and cash equivalents	$6	$—	$128
Accounts receivable	7	3	257
Other current assets	2	2	20
Property, plant and equipment, net	10	77	629
Goodwill	118	30	—
Identifiable intangible assets	49	36	152
Other assets	4	—	26
Total Assets	196	148	1,212

Liabilities:
Accounts payable	6	1	204
Accrued payroll	2	1	29
Other current liabilities	6	5	67
Current portion of capital leases	—	1	—
Capital leases	2	8	—
Deferred revenue — ICG/Progress/WilTel	2	2	41
Deferred revenue - Level 3	(1)	(4)	(2)
Other liabilities	3	—	90
Total Liabilities	20	14	429
Purchase Price	$176	$134	$783

TelCove Acquisition

On July 24, 2006, Level 3 completed the acquisition of TelCove, a privately held Pennsylvania-based telecommunications company. Under terms of the agreement, Level 3 paid $446 million in cash and issued approximately 150 million shares of Level 3 common stock.  In addition, Level 3 repaid $132 million of TelCove debt and acquired $13 million in capital leases in the transaction.  Also, the Company paid third party costs of approximately $15 million related to the transaction, which included certain costs incurred by TelCove.

TelCove is a leading facilities-based provider of metropolitan and regional communications services including transport, Internet access and voice services. TelCove’s network has more than 22,000 local and long haul route miles serving 70 markets across the eastern United States with approximately 4,000 buildings on net.

Looking Glass Acquisition

On August 2, 2006, Level 3 completed the acquisition of Looking Glass, a privately held Illinois-based telecommunications company.

The consideration paid by Level 3 consisted of approximately $9 million in cash and approximately 21 million shares of Level 3 common stock.  In addition, at the closing, Level 3 repaid approximately $67 million of Looking Glass liabilities.  The transaction purchase price is not subject to any post-closing adjustments.

Concurrently with the closing, Level 3 entered into a registration rights agreement with respect to the shares of Level 3 common stock issued to the security holders of Looking Glass in the transaction.  Pursuant to the registration rights agreement, Level 3 filed a registration statement on August 8, 2006, that covers the shares of Level 3 common stock issued to the Looking Glass security holders in the transaction.  The registration statement became effective automatically upon filing, allowing Looking Glass security holders to sell the shares of Level 3 common stock they receive without any limitations.

Looking Glass provides data transport services including SONET/SDH, Wavelength and Ethernet as well as dark fiber and carrier-neutral collocation. Looking Glass’ network includes approximately 2,000 route miles serving 14 major metro markets, with lit fiber connectivity to approximately 215 buildings. Looking Glass also has dark fiber connectivity to approximately 250 additional buildings.

3.  Discontinued Operations

Software Spectrum

On September 7, 2006, Level 3 sold Software Spectrum to Insight Enterprises, a leading provider of information technology products and services.  In connection with the transaction, Level 3 received total proceeds of $353 million in cash, consisting of a base purchase price of $287 million and a working capital adjustment of approximately $66 million.  The purchase price is subject to working capital and certain other post-closing adjustments.  Level 3 recognized a $33 million gain on the transaction in the third quarter of 2006.  The results of operations, financial condition and cash flows for Software Spectrum have been classified as discontinued operations in the consolidated financial statements for all periods presented in this report.

The following is the summarized results of operations of the Software Spectrum business for the three and six month periods ended June 30, 2006 and 2005:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2006	2005	2006	2005

Revenues	$695	$504	$1,140	$970
Costs and Expenses:
Cost of revenue	627	457	1,032	886
Depreciation and amortization	3	2	6	5
Selling, general and administrative	43	35	81	68
Total costs and expenses	673	494	1,119	959
Income from operations	22	10	21	11
Total Other Income (Expense)	3	(1)	3	(1)
Income Tax Expense	(2)	(1)	(3)	(1)
Net Earnings	$23	$8	$21	$9

The following is summarized balance sheet information for Software Spectrum as of June 30, 2006 and December 31, 2005:

(dollars in millions)	June 30, 2006	December 31, 2005

Assets
Current Assets:
Cash and cash equivalents	$87	$73
Receivables	492	431
Other	65	93
Total Current Assets	644	597

Property, Plant and Equipment, net	8	6
Goodwill and Other Intangibles, net	238	242
Other Assets, net	19	16
Total Assets	$909	$861

Liabilities:
Current Liabilities:
Accounts payable	$459	$420
Accrued payroll and employee benefits	17	17
Deferred revenue	43	67
Other	41	35
Total Current Liabilities	560	539

Deferred Revenue	10	11
Other Liabilities	16	12
Total Liabilities	586	562

Net Assets	$323	$299

(i)Structure

On November 30, 2005, Level 3 sold (i)Structure to Infocrossing, Inc. for proceeds of $85 million, which consisted of $82 million in cash and $3 million of Infocrossing common stock. The cash purchase price is subject to post-closing adjustments based on actual working capital as of the closing date.  The Company and Infocrossing are in the process of completing the working capital adjustments.  Level 3 recognized a $49 million gain on the transaction in the fourth quarter of 2005.

The following is the summarized results of operations of the (i)Structure business for the three and six months ended June 30, 2005.

	Three Months Ended	Six Months Ended
(dollars in millions)	June 30, 2005	June 30, 2005

Revenue	$16	$33
Costs and Expenses:
Cost of revenue	12	25
Depreciation and amortization	2	4
Selling, general and administrative	2	4
Total costs and expenses	16	33
Loss from Discontinued Operations	$—	$—

4.  Restructuring Charges

In 2006, the Company initiated workforce reductions that are expected to affect approximately 750 employees in its North American communications business related to the integration of WilTel, Progress Telecom and ICG Communications into Level 3’s operations.  The accounting treatment for the severance costs is dependent on whether those individuals affected are former employees of the acquired companies or Level 3 employees.  The estimated severance costs earned by former WilTel, Progress Telecom or ICG Communications employees as of the acquisition date are included as a liability in the balance sheet as of the acquisition date. The Company expects to incur approximately $23 million of severance and related costs for former WilTel, Progress Telecom and ICG Communications employees. As of June 30, 2006, the Company paid $15 million of severance and related costs for these employees. Severance costs attributable to Level 3 employees are recorded as a restructuring charge in the statement of operations once the employees are notified that their position will be eliminated and the severance arrangements are communicated to the employee.

As of June 30, 2006, the Company had notified or terminated approximately 624 employees (204 for Level 3 and 420 for acquired businesses) pursuant to these activities. The Company had recorded approximately $4 million in restructuring charges for affected Level 3 employees. As of June 30, 2006, the Company had remaining obligations of less than $1 million for those Level 3 employees terminated or notified.  The workforce reduction attributable to the WilTel, Progress Telecom and ICG Communications integration activities are expected to be substantially complete by the end of 2006.

In the first quarter of 2005, the Company initiated a workforce reduction of approximately 470 employees in its North American and European communications business. As a result of the reduction, Level 3 incurred severance and related charges of approximately $15 million in the first quarter of 2005.  As of September 30, 2005, the Company had satisfied its obligations associated with the first quarter of 2005 workforce reduction.

A summary of the restructuring charges and related activity follows:

	Severance and Related		Facilities Related
	Number of Employees	Amount	Amount
		(in millions)	(in millions)
Balance December 31, 2004	—	$—	$16
2005 Charges	472	15	(1)
2005 Payments	(472)	(15)	(3)
Balance December 31, 2005	—	—	12
2006 Charges	204	4	—
2006 Payments	(195)	(4)	(1)
Balance June 30, 2006	9	$—	$11

Non-cash impairment charges were $4 million and $7 million for the three and six months ended June 30, 2006.  In the second quarter of 2006, Level 3 recognized $4 million of non-cash impairment charges primarily related to excess land of the communications business held for sale in Germany.  This charge resulted from the difference between the recorded carrying value and the estimated market value of the land.  In addition, the Company recognized $3 million of non-cash impairment charges in the first quarter of 2006 that resulted from the decision to terminate projects for certain voice services and certain information technology projects in the communications business.  These projects have identifiable costs which Level 3 can separately evaluate for impairment.  The costs incurred for these projects, including capitalized labor, were impaired as the carrying value of these projects exceeded their estimated fair value.

Non-cash impairment charges were $4 million for the second quarter of 2005 and resulted from the decision to terminate projects for certain Softswitch related products in the communications business.  The costs incurred for these projects, including capitalized operating expenses, were impaired as the carrying value of these projects exceeded their estimated fair value.

Level 3 continues to periodically conduct comprehensive reviews of the long-lived assets of its businesses, specifically communication assets deployed along its intercity network and in its gateway facilities.  It is possible that assets may be identified as impaired and impairment charges may be recorded to reflect the realizable value of these assets in future periods.

5. Termination Revenue

Termination revenue is recognized when a customer disconnects service prior to the end of the contract period, for which Level 3 had previously received consideration and for which revenue recognition was deferred. Termination revenue is also recognized when customers make termination penalty payments to Level 3 to settle contractually committed purchase amounts that the customer no longer expects to meet or when a customer and Level 3 renegotiate a contract under which Level 3 is no longer obligated to provide services for consideration previously received and for which revenue recognition has been deferred.  Termination revenue is reported in the same manner as the original service provided, and amounted to $3 million for both the three and six month periods ended June 30, 2006 and $2 million and $131 million during the three and six months ended June 30, 2005, respectively. The termination revenue in 2005 is primarily attributable to the following two transactions:

In February 2005, France Telecom Long Distance USA, LLC (“France Telecom”) and Level 3 finalized an agreement to terminate a dark fiber agreement signed in 2000. Under the terms of the agreement France Telecom returned the fiber to Level 3. Cash received for the fiber under the original agreement was deferred and was being amortized to revenue over the 20-year term of the agreement. Level 3 has no further service obligations with respect to the fiber and therefore recognized approximately $40 million of unamortized deferred revenue as non-cash termination revenue in the first quarter of 2005.

In March 2005, Level 3 entered into an agreement with 360networks (USA) Inc. (“360networks”) in which both parties agreed to terminate a 20 year Indefeasible Right of Use (“IRU”) agreement. Under the new agreement, 360networks returned the dark fiber originally provided by Level 3. Under the original IRU agreement signed in 2000, the cash received by Level 3 was deferred and was being amortized to revenue over the 20-year term of the agreement. As a result of this transaction, Level 3 recognized the unamortized deferred revenue of approximately $86 million as non-cash termination revenue in the first quarter of 2005.

6.  Loss Per Share

The Company had a loss from continuing operations for the three and six months ended June 30, 2006 and 2005.  Therefore, the dilutive effect of the approximately 480 million and 417 million shares issuable pursuant to convertible debt securities at June 30, 2006 and 2005, respectively, have not been included in the computation of diluted loss per share because their inclusion would have been anti-dilutive to the computation.  In addition, the dilutive effect of the approximately 52 million and 59 million options, outperform stock options, restricted stock units and warrants outstanding at June 30, 2006 and 2005, respectively, have not been included in the computation of diluted loss per share because their inclusion would have been anti-dilutive to the computation.

The following details the loss per share calculations for the three and six months ended June 30, 2006 and 2005 (dollars in millions, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Loss from Continuing Operations	$(224)	$(196)	$(390)	$(274)
Income from Discontinued Operations	23	8	21	9
Net Loss	$(201)	$(188)	$(369)	$(265)
Total Number of Weighted Average Shares Outstanding used to Compute Basic and Dilutive Loss Per Share (in thousands)	881,155	695,533	851,700	692,888

Income (Loss) Per Share of Common Stock (Basic and Diluted):
Loss from Continuing Operations	$(0.25)	$(0.28)	$(0.45)	$(0.39)
Income from Discontinued Operations	0.02	0.01	0.02	0.01
Net Loss	$(0.23)	$(0.27)	$(0.43)	$(0.38)

7.     Receivables

Receivables at June 30, 2006 and December 31, 2005 were as follows (dollars in millions):

	Communications	Coal	Total

June 30, 2006
Accounts Receivable — Trade	$388	$7	$395
Allowance for Doubtful Accounts	(19)	—	(19)
	$369	$7	$376

December 31, 2005
Accounts Receivable — Trade	$400	$9	$409
Allowance for Doubtful Accounts	(17)	—	(17)
	$383	$9	$392

The Company recognized bad debt expense in selling, general and administrative expenses of less than $1 million for each of the three and six months ended June 30, 2006, respectively, and less than $1 million for each of the three and six months ended June 30, 2005, respectively.  Level 3 received proceeds for amounts previously deemed uncollectible of less than $1 million for each of the three and six months ended June 30, 2006, respectively, and less than $1 million and $1 million for the three and six month periods ended June 30, 2005, respectively.  The Company increased accounts receivable and allowance for doubtful accounts by approximately $2 million for the six months ended June 30, 2006, primarily due to the customers acquired in the WilTel acquisition.  The Company decreased accounts receivable and allowance for doubtful accounts by approximately $2 million for the six month period ended June 30, 2005 for previously reserved amounts the Company deemed as uncollectible.

8.     Property, Plant and Equipment, net

Costs associated directly with expansions and improvements to the network and customer installations, including employee related costs, have been capitalized. The Company generally capitalizes costs associated with network construction, provisioning of services and software development.  Capitalized labor and related costs associated with employees and contract labor working on capital projects were approximately $16 million and $26 million for the three and six months ended June 30, 2006, respectively.  Included in capitalized labor and related costs were less than $1 million and $1 million of capitalized non-cash compensation costs related to outperform stock options, restricted stock and warrants for the three and six months ended June 30, 2006, respectively.  Capitalized labor and related costs associated with employees and contract labor working on capital projects were approximately $11 million and $23 million for the three and six months ended June 30, 2005, respectively.  Included in capitalized labor and related costs were less than $1 million and $1 million of capitalized non-cash compensation costs related to outperform stock options, restricted stock and warrants for the three and six months ended June 30, 2005, respectively.

The Company continues to develop business support systems required for its business. The external direct costs of software, materials and services, payroll and payroll related expenses for employees directly associated with the project incurred when developing the business support systems are capitalized and included in the capitalized costs above. Upon completion of a project, the total cost of the business support system is amortized over an estimated useful life of three years.

In the second quarter of 2006, Level 3 recorded an $11 million decrease in property, plant and equipment and an $11 million increase in customer lists to reflect their estimated value based on a further review of the purchase price allocation for the Progress Telecom transaction.

During the second quarter of 2006, Level 3 determined that the period the Company expects to use its existing fiber is longer than the remaining useful life as originally estimated.  As a result, the Company extended the depreciable life of its existing fiber from 7 years to 12 years.  This change in estimate, effected as of April 1, 2006, was accounted for prospectively, in accordance with SFAS No. 154, “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3”, and reduced depreciation expense by $18 million in the second quarter of 2006.  In addition, this change in estimate reduced net loss from continuing operations and net loss by $18 million, or approximately $0.02 cents per share.

Depreciation expense was $149 million and $316 million for the three and six months ended June 30, 2006, respectively. Depreciation expense was $147 million and $297 million for the three and six months ended June 30, 2005, respectively.

9.  Goodwill and Other Intangibles, net

Goodwill and Other Intangibles, net at June 30, 2006 and December 31, 2005 were as follows (dollars in millions):

	Goodwill	Other Intangibles
June 30, 2006
360networks	$—	$3
Sprint	—	11
ICG	—	—
Telverse	—	13
Genuity	—	18
WilTel	—	143
Progress Telecom	30	35
ICG Communications	118	49
McLeod	40	—
XCOM	30	—
	$218	$272

December 31, 2005
360networks	$—	$4
Sprint	—	16
ICG	—	4
Telverse	—	16
Genuity	—	30
WilTel	—	151
McLeod	40	—
XCOM	30	—
	$70	$221

The Company completed the acquisition of ICG Communications on May 31, 2006.  A preliminary valuation of the assets acquired indicated a value of $49 million for identifiable intangible assets with a life of 15 years.

On March 20, 2006, Level 3 completed the acquisition of Progress Telecom.  A preliminary valuation of the assets acquired resulted in a value of $25 million for customer-related intangible assets with an 8 year life.  In the second quarter of 2006, Level 3 adjusted the fair value of the customer-related intangible assets to $36 million and reduced the value of property, plant and equipment to $77 million based on an updated valuation of the assets acquired and liabilities assumed in the transaction.

The preliminary purchase price valuations for Progress Telecom and ICG Communications indicated that the purchase price exceeded the fair value of the assets acquired and liabilities assumed by $30 million and $118 million, respectively.

Goodwill is assessed at least annually for impairment in accordance with SFAS No. 142, beginning with the first anniversary of the acquisition and December 31 of each year thereafter.  As of June 30, 2006, the Company has not recorded impairment expenses for the goodwill or intangible assets identified in the previous table.

Amortization expense was $15 million and $35 million for the three and six months ended June 30, 2006, respectively.  Amortization expense was $15 million and $31 million for the three and six months ended June 30, 2005, respectively.

The amortization expense related to intangible assets currently recorded on the Company’s books for each of the five succeeding years is estimated to be the following for the years ended December 31: 2006-$69 million; 2007-$43 million; 2008-$29 million; 2009-$25 million, 2010-$25 million and thereafter-$89 million.

10.  Long-Term Debt

At June 30, 2006 and December 31, 2005, long-term debt was as follows:

	June 30,	December 31,
(dollars in millions)	2006	2005

Senior Secured Term Loan (11.82% due 2011)	$730	$730
Senior Notes (9.125% due 2008)	398	954
Senior Notes (11.0% due 2008)	78	132
Senior Discount Notes (10.5% due 2008)	62	144
Senior Euro Notes (10.75% due 2008)	62	59
Convertible Senior Notes (2.875% due 2010)	374	374
Senior Discount Notes (12.875% due 2010)	488	488
Senior Euro Notes (11.25% due 2010)	131	123
Senior Notes (11.25% due 2010)	96	96
Senior Notes (11.5% due 2010)	692	—
Fair value adjustment on Senior Notes	(65)	—
Senior Notes (10.75% due 2011)	500	500
Floating Rate Senior Notes (11.42% due 2011)	150	—
Issue discount on Floating Rate Senior Notes	(5)	—
Convertible Senior Notes (5.25% due 2011)	345	345
Convertible Senior Notes (10.0% due 2011)	880	880
Convertible Senior Notes (3.5% due 2012)	335	—
Senior Notes (12.25% due 2013)	550	—
Issue discount on Senior Notes	(2)	—
Convertible Senior Discount Notes (9.0% due 2013)	263	252
Convertible Subordinated Notes (6.0% due 2009)	362	362
Convertible Subordinated Notes (6.0% due 2010)	514	514

CBRE Commercial Mortgage (6.86% due 2015)	70	70
Capital Leases	11	—
Other	1	—
	7,020	6,023
Less current portion	(462)	—
	$6,558	$6,023

The debt instruments above contain certain financial and non-financial covenants with which the Company believes it is in full compliance as of June 30, 2006.

No interest expense or amortized debt issuance costs were capitalized to property, plant and equipment for the six months ended June 30, 2006 and June 30, 2005.

3.5% Convertible Senior Notes due 2012

On June 13, 2006 Level 3 Communications, Inc. received $326 million of net proceeds, after giving effect to offering expenses, from a public offering of $335 million aggregate principal amount of its 3.5% Convertible Senior Notes due 2012 (“3.5% Convertible Senior Notes”).  The 3.5% Convertible Senior Notes were priced at 100% of the principal amount.  The notes are senior unsecured obligations of the Company, ranking equal in right of payment with all the Company’s existing and future unsubordinated indebtedness.  The 3.5% Convertible Senior Notes will mature on June 15, 2012.  Interest on the notes will be payable on June 15 and December 15 of each year, beginning on December 15, 2006.

At any time before the close of business on June 15, 2012, the 3.5% Convertible Senior Notes are convertible by holders into shares of Level 3’s common stock at a conversion price of $5.46 per share (subject to adjustment in certain events). This is equivalent to a conversion rate of approximately 183.1502 shares of common stock per $1,000 principal amount of these notes.  Upon conversion, the Company will have the right to deliver cash in lieu of shares of its common stock, or a combination of cash and shares of common stock.  In addition, holders of the 3.5% Convertible Senior Notes will have the right to require the Company to repurchase the notes upon the occurrence of a change in control, as defined, at a price of 100% of the principal amount of the notes plus accrued interest.  In addition, if a holder elects to convert its notes in connection with certain changes in control, Level 3 could be required to pay a make whole premium by increasing the number of shares deliverable upon conversion of the notes.

On or after June 15, 2010, Level 3, at its option, may redeem for cash all or a portion of the notes.  The 3.5% Convertible Senior Notes are subject to redemption at the option of Level 3, in whole or in part, at any time or from time to time, on not more than 60 nor less than 30 days’ notice, on or after June 15, 2010, plus accrued and unpaid interest thereon (if any) to the redemption date, if redeemed during the twelve months beginning June 15, of the years indicated below:

Year	Redemption Price
2010	101.17%
2011	100.58%

Level 3 used a portion of the net proceeds from this offering and its common stock offering completed in the second quarter to redeem certain debt securities maturing in 2008.  The remaining proceeds will be used to potentially repurchase, redeem or refinance other existing indebtedness from time to time, for acquisitions and for general corporate purposes, including working capital and capital expenditures.

Floating Rate Senior Notes due 2011

On March 14, 2006, Level 3 Communications, Inc., as guarantor and Level 3 Financing, Inc. (“Level 3 Financing”), a wholly-owned subsidiary of the Company, as borrower, entered into an indenture with the Bank of New York, as trustee, and issued $150 million aggregate principal amount of floating rate senior notes due 2011 (“Floating Rate Senior Notes due 2011”) in a private offering.

The Floating Rate Senior Notes due 2011 rank equal in right of payment with all other senior unsecured obligations of Level 3 Financing and have an initial interest rate equal to the six month London Interbank Offered Rate (“LIBOR”), plus 6.375%, which will be reset semi-annually.  Interest on the notes is payable on March 15 and September 15 of each year, beginning on September 15, 2006.  The interest rate was 11.42% at June 30, 2006 and was determined at the commencement of the interest period beginning on the issuance date.  The Floating Rate Senior Notes due 2011 were priced at 96.782% of par.  The discount is reflected as a reduction in long-term debt and is being amortized as interest expense over the term of the Floating Rate Senior Notes due 2011.

The Floating Rate Senior Notes due 2011 are subject to redemption at the option of Level 3 Financing in whole or in part, at any time or from time to time, on or after March 15, 2008 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning March 15, of the years indicated below:

Year	Redemption Price
2008	102.0%
2009	101.0%
2010	100.0%

On March 14, 2006, Level 3, Level 3 Financing and the initial purchasers of the Floating Rate Senior Notes due 2011 entered into a registration rights agreement relating to the Floating Rate Senior Notes due 2011 pursuant to which Level 3 and Level 3 Financing agreed to file an exchange offer registration statement with the Securities and Exchange Commission.  The Company’s exchange offer registration statement for those notes was declared effective by the Securities and Exchange Commission on August 8, 2006.

Debt issuance costs of $3 million were capitalized and are being amortized over the term of the Floating Rate Senior Notes due 2011.

12.25% Senior Notes due 2013

On March 14, 2006, Level 3 Communications, Inc., as guarantor and Level 3 Financing, as borrower, entered into an indenture with the Bank of New York, as trustee, and issued $250 million aggregate principal amount of 12.25% senior notes due 2013 (“12.25% Senior Notes due 2013”) in a private offering.

On April 6, 2006, the Company issued $300 million aggregate principal amount of 12.25% Senior Notes due 2013 in a private offering.  These notes together with the $250 million aggregate principal amount of 12.25% Senior Notes due 2013 issued on March 14, 2006 will be treated under the same indenture as a single series of notes.

The 12.25% Senior Notes due 2013 are senior unsecured obligations of Level 3 Financing, ranking equal in right of payment with all other senior unsecured obligations of Level 3 Financing.  Level 3 has guaranteed the 12.25% Senior Notes due 2013.  The notes will mature on March 15, 2013.  Interest on the notes accrues at 12.25% per year and is payable on March 15 and September 15 of each year, beginning on September 15, 2006.  The $250 million of 12.25% Senior Notes due 2013 issued on March 14, 2006 were priced at 96.618% of par.  The $300 million of 12.25% Senior Notes due 2013 issued on April 6, 2006 were priced at 102% of par.  The resulting net discount of the two issuances of approximately $2 million is reflected as a reduction in long-term debt and is being amortized as interest expense over the remaining term of the 12.25% Senior Notes due 2013.

The 12.25% Senior Notes due 2013 are subject to redemption at the option of Level 3 Financing in whole or in part, at any time or from time to time, on or after March 15, 2010 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning March 15, of the years indicated below:

Year	Redemption Price
2010	106.125%
2011	103.063%
2012	100.000%

On March 14, 2006, Level 3 Communications, Inc., Level 3 Financing and the initial purchasers of the 12.25% Senior Notes due 2013 entered into a registration rights agreement regarding the 12.25% Senior Notes due 2013 pursuant to which Level 3 Communications, Inc. and Level 3 Financing agreed to file an exchange offer registration statement with the Securities and Exchange Commission. The Company’s exchange offer registration statement for those notes was declared effective by the Securities and Exchange Commission on August 8, 2006.

Debt issuance costs of approximately $5 million were capitalized and are being amortized over the term of the 12.25% Senior Notes due 2013.

The debt represented by the 12.25% Senior Notes due 2013 together with the Floating Rate Notes due 2011 constitutes purchase money indebtedness under the indentures of Level 3, and the net proceeds from the offering were used to finance the cash purchase price of Level 3’s acquisition of WilTel and Progress Telecom, which were consummated on December 23, 2005 and March 20, 2006, respectively.  The remaining net proceeds will be used to fund the cost of construction, installation, acquisition, lease, development or improvement of communications assets.

Capitalized Leases

As part of the Progress Telecom transaction completed on March 20, 2006, the Company assumed certain capital lease obligations of Progress Telecom for IRU dark fiber facilities of $9 million.  The capital leases mature at various dates through 2021.

As part of the ICG Communications transaction on May 31, 2006, the Company assumed certain capital lease obligations of ICG Communications for IRU dark fiber facilities of $2 million.  The capital leases mature at various dates through 2018.

Debt Redemption

On June 13, 2006, Level 3 announced, and on July 13, 2006, Level 3 completed the redemption of all of its outstanding 9.125% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008.

The 9.125% Senior Notes due 2008 were redeemed at a redemption price equal to 100% of the principal amount of those notes plus accrued and unpaid interest.  The aggregate principal amount of 9.125% Senior Notes due 2008 that were redeemed was $398 million.  The 10.5% Senior Discount Notes due 2008 were redeemed at a redemption price equal to 101.75% of the principal amount at maturity of those notes plus accrued and unpaid interest.  The aggregate principal amount at maturity of 10.5% Senior Discount Notes due 2008 that were redeemed was $62 million.  The aggregate principal amounts of the notes were included in the current portion of long-term debt on the June 30, 2006 consolidated balance sheet.

Amendment and Restatement of Credit Facility

On June 27, 2006, Level 3 Financing amended and restated its existing $730 million senior secured credit facility to reduce the interest rate payable under the agreement by 400 basis points, modify the pre-payment provisions and make other specified changes.

The amendment of the credit facility was treated as an extinguishment of the existing debt instrument due to the significant change in lenders of the debt per EITF No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (“EITF No. 96-19”).  The fair value of the amended and restated credit facility approximated the carrying value of the original credit facility as the interest rate of the amended and restated credit facility approximated current market rates.  As part of the transaction, Level 3 paid a prepayment premium of approximately $42 million to existing debt holders.  The prepayment premium along with the unamortized deferred debt issuance costs of $13 million from the original offering, were recognized as a loss on the extinguishment of debt in the second quarter of 2006.  The Company also incurred $11 million of third party costs to complete this transaction.  These costs were reflected as deferred debt issuance costs and will be amortized to interest expense over the term of the debt.

Debt Exchange

On January 13, 2006, the Company completed private exchange offers to exchange a portion of its outstanding 9.125% Senior Notes due 2008, 11% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 (together the “2008 Notes”) that were held by eligible holders in a private placement for cash and new 11.5% Senior Notes due 2010.  The Company issued $692 million aggregate principal amount of 11.5% Senior Notes as well as paid $46 million of cash consideration in exchange for the 2008 Notes tendered in the transactions.   The Company also paid approximately $13 million in cash for total accrued interest to the closing date on the 2008 Notes that were accepted for exchange.

Pursuant to the guidance in EITF No. 96-19, the Company accounted for the exchange of the 9.125% Senior Notes and the 11% Senior Notes as an extinguishment of debt and recognized a gain of approximately $27 million in Other Income in the first quarter of 2006.  The gain was determined using the fair value of the new 11.5% Senior Notes at the time of issuance.  The fair value of the 11.5% Senior Notes was approximately $73 million less than the face amount of the debt.  The accretion of the $73 million discount will be reflected as interest expense.  The 11.5% Senior Notes were recorded at their fair value on the transaction date and will accrete to their face value at maturity.  Premiums paid to holders of the 9.125% Senior Notes and the 11% Senior Notes of $41 million were applied against the gain on extinguishment of debt.

In accordance with EITF No. 96-19, the exchange of the 10.5% Senior Discount Notes was accounted for as a modification of the existing debt.  The premiums paid to the holders of the 10.5% Senior Discount Notes of $5 million were added to the existing debt issuance costs and will be amortized over the term of the 11.5% Senior Notes.

The Company incurred approximately $5 million of third party costs associated with the exchange transaction.  The costs were allocated to each tranche of debt based on the amount tendered for exchange.  The $4 million of fees allocated to the 9.125% Senior Notes due 2008 and the 11% Senior Notes due 2008 were capitalized and will be amortized to interest expense over the term of the respective notes.  The $1 million of costs allocated to the 10.5% Senior Discount Notes due 2008 were expensed in the first quarter of 2006.

The principal amount of 2008 Notes tendered is set forth in the table below (dollars in millions).

2008 Notes Exchanged	Aggregate Principal Amount Outstanding Before Exchange Offers	Aggregate Principal Amount Tendered	Aggregate Principal Amount of Old Notes that Remained Outstanding	Total Cash Premium Payment
9.125% Senior Notes due 2008	$954	$556	$398	$36
11% Senior Notes due 2008	132	54	78	5
10.5% Senior Discount Notes due 2008	144	82	62	5

The exchange offers were made only to qualified institutional buyers and institutional accredited investors inside the United States and to certain non-U.S. investors located outside the United States.

The 11.5% Senior Notes are senior unsecured obligations of the Company, ranking equal in right of payment with the old notes not tendered in the exchange offers as well as all other senior unsecured obligations of the Company.  The 11.5% Senior Notes mature on March 1, 2010, and bear interest at a rate per annum equal to 11.5%.  Interest on the notes is payable on March 1 and September 1 of each year, beginning on September 1, 2006.  The Company may redeem some or all of the 11.5% Senior Notes at any time on or after March 1, 2009, at 100% of their principal amount plus accrued interest.

The Company’s exchange offer registration statement for these notes was declared effective by the Securities and Exchange Commission on August 8, 2006.

Future Debt Maturities

The Company’s contractual obligations at June 30, 2006 related to debt, including capital leases and excluding issue discounts and fair value adjustments, will require estimated cash payments during each of the five succeeding years as follows: 2006-$462 million; 2007-$2 million; 2008-$142 million; 2009-$363 million and 2010-$2,362 million and thereafter-$3,761 million.

11.  Stock-Based Awards

Beginning January 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment.”  The adoption of SFAS No. 123R on January 1, 2006 did not have a significant effect on the Company’s financial position or results of operations as the Company adopted the expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” in 1998.  SFAS No. 123R requires that estimated forfeitures be included in the amount of expense recognized for awards that are not fully vested.  The Company has historically recorded the effect of forfeitures of equity awards as they occur.  The effect of applying the change from the original provisions of SFAS No. 123 on the Company’s results of operations and basic and diluted earnings per share for the three and six months ended June 30, 2006 was not significant.

The Company recognized in the consolidated statement of operations a total of $20 million and $34 million of non-cash compensation for the three and six months ended June 30, 2006, respectively.  During the second quarter of 2006, the October 2005 and January 2006 grants were revalued using May 15, 2006 as the grant date, in accordance with SFAS No. 123R, and resulted in a $6 million increase in non-cash compensation expense.  As stated in the Company’s proxy materials for its 2006 Annual Meeting of Stockholders, over the course of the years since April 1, 1998, the compensation committee of the Company’s Board of Directors had administered the 1995 Stock Plan under the belief that the action of the Company’s Board of Directors to amend and restate that plan effective April 1, 1998 had the effect of extending the original term of the Plan to April 1, 2008.  After a further review of the terms of the plan, however, the compensation committee determined that an ambiguity could exist as to the date of the expiration of the plan. To remove any ambiguity, the Board of Directors sought the approval of the Company’s stockholders to amend the plan to extend the term of the plan by five years to September 25, 2010.  This approval was obtained at the 2006 Annual Meeting of Stockholders held on May 15, 2006.  Included in discontinued operations is additional non-cash compensation expense of $1 million and $2 million for the three and six months ended June 30, 2006, respectively.  In addition, the Company capitalized $1 million of non-cash compensation for those employees and contractors directly involved in the construction of the network, installation of customers or development of the business support systems for the three and six months ended June 30, 2006, respectively.

The Company recognized in the consolidated statement of operations a total of $9 million and $19 million of non-cash compensation for the three and six months ended June 30, 2005, respectively.  Included in discontinued operations is additional non-cash compensation expense of $1 million and $2 million for the three and six months ended June 30, 2005, respectively.  In addition, the Company capitalized less than $1 million and $1 million of non-cash compensation for those employees and contractors directly involved in the construction of the network, installation of customers or development of the business support systems for the three and six months ended June 30, 2005, respectively.

SFAS No. 123R requires the benefit of tax deductions in excess of recognized compensation expense be reported as a financing cash in flow if the tax benefits are expected to be realizable.  As the Company is currently in a net operating loss position, Level 3’s management does not expect to realize tax benefits from share-based compensation for the foreseeable future.

The following table summarizes non-cash compensation expense and capitalized non-cash compensation for the three and six months ended June 30, 2006 and 2005.

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2006	2005	2006	2005

OSO	$13	$4	$17	$9
Restricted Stock	4	5	10	6
Shareworks Match Plan	—	(3)	—	(2)
401(k) Match Expense	5	4	9	8
401(k) Discretionary Grant Plan	—	—	1	1
	22	10	37	22
Capitalized Non-cash Compensation	(1)	—	(1)	(1)
	21	10	36	21
Discontinued Operations	(1)	(1)	(2)	(2)
	$20	$9	$34	$19

Non-qualified Stock Options and Warrants

At June 30, 2006, there were approximately 14.6 million warrants outstanding ranging in exercise prices from $4.00 to $29.00.  As of June 30, 2006, all of the warrants previously granted were fully vested and the compensation expense had been fully recognized in the consolidated statements of operations.  Of these warrants, all were exercisable at June 30, 2006, with a weighted average exercise price of $7.79 per warrant.

The Company has not granted NQSOs since 2000.  As of June 30, 2006, all NQSOs previously granted were fully vested and the compensation expense had been fully recognized in the consolidated statements of operations.  At June 30, 2006, there were approximately 6 million NQSOs outstanding with exercise prices ranging from $1.76 to $8.00. The weighted average exercise price of the NQSOs outstanding was $5.71 at June 30, 2006.

Outperform Stock Option Plan

In April 1998, the Company adopted an outperform stock option (“OSO”) program that was designed so that the Company’s stockholders would receive a market return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program aligns directly management’s and stockholders’ interests by basing stock option value on the Company’s ability to outperform the market in general, as measured by the Standard & Poor’s (“S&P”) 500 Index. Participants in the OSO program do not realize any value from awards unless the Company’s common stock price outperforms the S&P 500 Index during the life of the grant. When the stock price gain is greater than the corresponding gain on the S&P 500 Index (or less than the corresponding loss on the S&P Index for grants awarded before June 30, 2005), the value received for awards under the OSO plan is based on a formula involving a multiplier related to the level by which the Company’s common stock outperforms the S&P 500 Index. To the extent that Level 3’s common stock outperforms the S&P 500 Index, the value of OSOs to a holder may exceed the value of nonqualified stock options.

The Company’s OSO program targets that no more than 25% of Level 3’s outperformance is delivered to employee-owners, and that the exercise of past and future OSO grants does not exceed shares reserved for issuance under the Company’s 1995 Stock Plan, as amended.  The method for determining the value of an individual OSO is described below:

The initial strike price, as determined on the day prior to the OSO grant date, is adjusted over time (the “Adjusted Strike Price”), until the exercise date. The adjustment is an amount equal to the percentage appreciation or depreciation in the value of the S&P 500 Index from the date of grant to the date of exercise.  The value of the OSO increases for increasing levels of outperformance.  OSO awards outstanding as of June 30, 2006 have a multiplier range from zero to four depending upon the performance of Level 3 common stock relative to the S&P 500 Index as shown in the following table.

If Level 3 Stock Outperforms the S&P 500 Index by:	Then the Pre-multiplier Gain Is Multiplied by a Success Multiplier of:

0% or Less	0.00

More than 0% but Less than 11%	Outperformance percentage multiplied by 4/11

11% or More	4.00

The Pre-multiplier gain is the Level 3 common stock price minus the Adjusted Strike Price on the date of exercise.

Upon exercise of an OSO, the Company shall deliver or pay to the grantee the difference between the Fair Market Value of a share of Level 3 common stock as of the day prior to the exercise date, less the Adjusted Strike Price, the “Exercise Consideration.”  The Exercise Consideration may be paid in cash, Level 3 common stock or any combination of cash or Level 3 common stock at the Company’s discretion.  The number of shares of Level 3 common stock to be delivered by the Company to the grantee is determined by dividing the Exercise Consideration to be paid in Level 3 common stock by the Fair Market Value of a share of Level 3 common stock as of the date prior to the exercise date.  Fair Market Value is defined in the OSO agreement, but is currently the closing price per share of Level 3 common stock on the NASDAQ exchange.  Exercise of the OSOs does not require any cash outlay by the employee.

OSO awards are granted quarterly to eligible participants.  Awards outstanding at June 30, 2006 have a 4-year life and vest 50% at the end of the first year after the grant, with the remaining 50% vesting over the second year (12.5% per quarter).

The Company utilizes a modified Black-Scholes model to value outperform stock options granted to employees.  The Company believes that given the relative short life of the options and the other variables used in the model, the modified Black-Scholes model provides a reasonable estimate of the fair value of the OSOs at the time of grant.

The fair value under SFAS No. 123R for the approximately 2.0 million OSO awarded to participants during the six months ended June 30, 2006 was approximately $12 million using a modified Black-Scholes valuation model with the assumptions outlined in the table below.  The resulting theoretical value per option granted in 2006 is 153% of the stock price on the grant date as defined in SFAS No. 123R.  The theoretical value of options granted in 2005 was 116% of the stock price.  In accordance with SFAS No. 123R, the Company used an estimated forfeiture rate of 10.19% in determining expense recognition.  As of June 30, 2006, the Company had not reflected $23 million of unamortized compensation expense in its financial statements for previously granted OSOs.  The weighted average period over which this cost will be recognized is 1.5 years.

The fair value of each OSO grant equals the calculated theoretical value multiplied by the Level 3 common stock price on the grant date.  The modified Black-Scholes valuation model used the following assumptions during the six months ended June 30:

	2006	2005
S&P 500 Expected Dividend Yield Rate	1.78%	1.99%
Expected Life	3.4 years	2 years
S&P 500 Expected Volatility Rate	12%	13%
Level 3 Common Stock Expected Volatility Rate	55%	55%
Expected S&P 500 Correlation Factor	.28	.30
Calculated Theoretical Value	153%	116%

The expected life data was stratified based on levels of responsibility within the Company.  The theoretical value used in 2006 was determined using the weighted average exercise behavior for these groups of employees.  Upon adoption of SFAS No. 123R, the Company updated its calculation of the Expected Life.  Volatility assumptions were derived using historical data as well as current market data.

As part of a comprehensive review of its long-term compensation program, the Company temporarily suspended awards of OSOs in April 2005.  During the second quarter of 2005, the Company granted participants in the plan restricted stock units, as discussed below.

Beginning in the third quarter of 2005, the Company issued both restricted stock units and OSOs as part of its long-term compensation program.  In the third quarter of 2005, the Company made a grant for 2005 of restricted stock units that vest ratably over four years.  The Company plans to make quarterly OSO grants to employees that have similar terms as those OSOs granted in the first quarter of 2005.

A summary of OSO activity for the six months ended June 30, 2006 follows:

	Number	Weighted Average Initial Strike Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term
			(in millions)
Outstanding at January 1, 2006	14,245,976	$3.34
Options granted	3,968,887	4.08
Options exercised	(1,356,687)	3.14
Options forfeited	(599,967)	2.88
Options expired	(2,446,487)	3.39
Outstanding at June 30, 2006	13,811,722	$3.58	$43	2.60 years
Outstanding, exercisable (“vested”)	6,983,097	$3.82	$15	1.84 years

In the table above, the weighted average initial strike price represents the values used to calculate the theoretical value of OSOs on the grant date and the intrinsic value represents the value of OSOs that have outperformed the S&P 500 Index as of June 30, 2006.

The total realized value of OSOs exercised for each of the three and six month periods ended June 30, 2006 was $6 million and $7 million, respectively. This total includes total realized value of OSOs exercised for SSI employees for each of the three and six month periods ended June 30, 2006 of $1 million and $1 million, respectively.

Restricted Stock and Units

During the first six months of 2006, approximately 0.9 million shares of restricted stock or restricted stock units were granted to employees and non-employee members of the Board. The restricted stock units and shares were granted to the recipients at no cost. Restrictions on transfer lapse over one to four year periods. The fair value of restricted units and stock granted in 2006 was $4 million as calculated using the fair value of the Level 3 common stock on the grant date.  As of June 30, 2006, the total compensation cost related to nonvested restricted stock or restricted stock units not yet recognized was $19 million, and the weighted average period over which this cost will be recognized is 2.5 years.

For the first six months of 2006, the changes in restricted stock and restricted stock units are shown in the following table:

	Number	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2006	23,376,843	$2.06
Stock and units granted	888,054	4.03
Lapse of restrictions	(7,313,843)	2.08
Stock and units forfeited	(1,495,274)	2.13
Nonvested at June 30, 2006	15,455,780	$2.15

The Weighted Average Grant Date Fair Value of restricted stock and restricted stock units granted during the six months ended June 30, 2006 and 2005 were $4.03 and $1.99, respectively.  The total fair value of restricted stock and restricted stock units vested during the six month ended June 30, 2006 and 2005 was $15 million and $2 million, respectively.

401(k) Plan

The Company and its subsidiaries offer their qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code.  Each employee is eligible to contribute, on a tax deferred basis, a portion of annual earnings generally not to exceed $15,000 in 2006. The Company matches 100% of employee contributions up to 7% of eligible earnings or applicable regulatory limits for employees of the communications businesses.  The Company’s matching contributions are made with Level 3 common stock based on the closing stock price on each pay date.  Employees are able to diversify the Company’s matching contribution as soon as it is made, even if they are not fully vested.  The Company’s matching contributions will vest ratably over the first three years of service.  The Company made matching contributions of $5 million and $9 million for the three and six months ended June 30, 2006, respectively, and $4 million and $8 million for the three and six months ended June 30, 2005, respectively, which were recorded as selling, general and administrative expenses.

The Company made a discretionary contribution to the 401(k) Plan in Level 3 common stock as of December 31, 2005, equal to three percent of eligible employees’ 2005 eligible earnings.  The deposit was made into the eligible employees’ 401(k) accounts during the first quarter of 2006.

Employees of WilTel Communications that participate in the WilTel 401(k) Plan receive an employer matching cash contribution of 100% of employee contributions up to 6% of eligible earnings or regulatory limits.  The matching cash contribution is invested in the same investment funds selected by participants for employee contributions.  The Company made matching cash contributions of $2 million and $4 million for the three and six months ended June 30, 2006.

12.  Industry and Segment Data

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. Operating segments are managed separately and represent separate strategic business units that offer different products and serve different markets.  The Company’s reportable segments include: communications and coal mining (See Note 1). Other primarily includes other corporate assets and overhead not attributable to a specific segment.  The Company’s information services business was comprised of (i)Structure and Software Spectrum.  As a result of the sale of these two businesses, the Company is no longer providing information for this segment.

Adjusted OIBDA, as defined by the Company, consists of operating income (loss) before (1) depreciation and amortization expense, (2) stock-based compensation expense included within selling, general and administrative expenses on the consolidated statements of operations and (3) any non-cash impairment costs included within restructuring and impairment expenses all as reported on the consolidated statements of operations.  The Company excludes stock-based compensation due to the recording of non-cash compensation expense under the provisions of SFAS No. 123R.  Adjusted OIBDA is an important part of the Company’s internal reporting and is an indicator of profitability and operating performance used by the chief operating decision maker or decision making group to evaluate performance and allocate resources.  It is a commonly used indicator in the capital-intensive communications industry to analyze companies on the basis of operating performance over time. Adjusted OIBDA is not intended to represent net income or cash flow for the periods presented, is not calculated consistently with the commonly used metric “EBITDA”, and is not recognized under generally accepted accounting principles (“GAAP”), but is used by management to assess segment results and allocate resources.

The data presented in the following tables includes information for the three and six months ended June 30, 2006 and 2005 for all statement of operations and cash flow information presented, and as of June 30, 2006 and December 31, 2005 for all balance sheet information presented.  Information related to acquired businesses is included from their respective acquisition dates.  Revenue and the related expenses are attributed to countries based on where services are provided.  Information for the prior periods has been revised due to discontinued operations (See Note 3).

Industry and geographic segment financial information follows. Certain prior year information has been reclassified to conform to the 2006 presentation.

(dollars in millions)	Communications	Coal Mining	Other	Total

Three Months ended June 30, 2006
Revenue:
North America	$774	$16	$—	$790
Europe	45	—	—	45
Other	—	—	—	—
	$819	$16	$—	$835
Adjusted OIBDA:
North America	$162	$2	$(2)
Europe	8	—	—
Other	—	—	—
	$170	$2	$(2)
Net Capital Expenditures:
North America	$62	$1	$—	$63
Europe	10	—	—	10
Other	—	—	—	—
	$72	$1	$—	$73
Depreciation and Amortization:
North America	$144	$1	$—	$145
Europe	19	—	—	19
Other	—	—	—	—
	$163	$1	$—	$164

Six Months ended June 30, 2006
Revenue:
North America	$1,536	$34	$—	$1,570
Europe	87	—	—	87
Other	—	—	—	—
	$1,623	$34	$—	$1,657
Adjusted OIBDA:
North America	$293	$3	$(3)
Europe	24	—	—
Other	—	—	—
	$317	$3	$(3)
Net Capital Expenditures:
North America	$112	$1	$—	$113
Europe	18	—	—	18
Other	—	—	—	—
	$130	$1	$—	$131
Depreciation and Amortization:
North America	$310	$2	$—	$312
Europe	39	—	—	39
Other	—	—	—	—
	$349	$2	$—	$351

(dollars in millions)	Communications	Coal Mining	Other	Total

Three Months ended June 30, 2005
Revenue:
North America	$334	$19	$—	$353
Europe	37	—	—	37
Other	—	—	—	—
	$371	$19	$—	$390
Adjusted OIBDA:
North America	$83	$7	$5
Europe	5	—	—
Other	—	—	—
	$88	$7	$5
Net Capital Expenditures:
North America	$72	$1	$—	$73
Europe	8	—	—	8
Other	—	—	—	—
	$80	$1	$—	$81
Depreciation and Amortization:
North America	$139	$1	$—	$140
Europe	22	—	—	22
Other	—	—	—	—
	$161	$1	$—	$162

Six Months ended June 30, 2005
Revenue:
North America	$809	$36	$—	$845
Europe	72	—	—	72
Other	—	—	—	—
	$881	$36	$—	$917
Adjusted OIBDA:
North America	$286	$10	$3
Europe	3	—	—
Other	—	—	—
	$289	$10	$3
Net Capital Expenditures:
North America	$123	$1	$—	$124
Europe	16	—	—	16
Other	—	—	—	—
	$139	$1	$—	$140
Depreciation and Amortization:
North America	$283	$2	$—	$285
Europe	43	—	—	43
Other	—	—	—	—
	$326	$2	$—	$328

Communications Revenue and Adjusted OIBDA include termination revenue of $3 million in each of the three and six months periods ended June 30, 2006, respectively, and $2 million and $131 million for the three and six months ended June 30, 2005, respectively.

(dollars in millions)	Communications	Discontinued Information Services	Coal Mining	Other	Total

Identifiable Assets
June 30, 2006
North America	$5,906	$647	$99	$2,071	$8,723
Europe	748	233	—	18	999
Other	—	29	—	—	29
	$6,654	$909	$99	$2,089	$9,751
December 31, 2005
North America	$5,782	$631	$90	$810	$7,313
Europe	716	206	—	18	940
Other	—	24	—	—	24
	$6,498	$861	$90	$828	$8,277

Long-Lived Assets (excluding Goodwill)
June 30, 2006
North America	$5,222	$69	$87	$—	$5,378
Europe	707	1	—	—	708
Other	—	1	—	—	1
	$5,929	$71	$87	$—	$6,087
December 31, 2005
North America	$5,502	$68	$75	$—	$5,645
Europe	696	1	—	—	697
Other	—	1	—	—	1
	$6,198	$70	$75	$—	$6,343

Goodwill
June 30, 2006 (1)
North America	$218	$194	$—	$—	$412
Europe	—	—	—	—	—
	$218	$194	$—	$—	$412
December 31, 2005 (1)
North America	$70	$194	$—	$—	$264
Europe	—	—	—	—	—
	$70	$194	$—	$—	$264

(1) The goodwill for Discontinued Information Services presented in the table above includes $194 million of goodwill related to Software Spectrum.  This goodwill is included in the Consolidated Balance Sheet in Noncurrent Assets of Discontinued Operations.

Communications revenue is grouped into three categories: 1) Core Services (including transport and infrastructure services, IP & data services, voice services and Vyvx services) 2) Other Services (including managed modem and related reciprocal compensation, DSL aggregation, and Internet access services), and 3) SBC Contract Services.  This revenue reporting structure represents a change from prior year presentations to reflect how the Company’s management will invest and manage cash flows in the communications business going forward.  Management believes this product grouping provides more meaningful information to the reader of the financial statements because each of the revenue categories has different expectations with respect to future revenue performance.

	Services
(dollars in millions)	Core	Other	SBC Contract Services	Total

Communications Revenue

Three Months Ended June 30, 2006
North America	$377	$119	$278	$774
Europe	44	1	—	45
Other	—	—	—	—
	$421	$120	$278	$819

Six Months Ended June 30, 2006
North America	$725	$241	$570	$1,536
Europe	85	2	—	87
Other	—	—	—	—
	$810	$243	$570	$1,623

Three Months Ended June 30, 2005
North America	$158	$176	$—	$334
Europe	35	2	—	37
Other	—	—	—	—
	$193	$178	$—	$371

Six Months Ended June 30, 2005
North America	$439	$370	$—	$809
Europe	69	3	—	72
Other	—	—	—	—
	$508	$373	$—	$881

Core includes termination revenue of $1 million for both the three and six months ended June 30, 2006, respectively, and $2 million and $131 million for the three and six months ended June 30, 2005, respectively.

The majority of North American revenue consists of services delivered within the United States.  The majority of European revenue consists of services delivered within the United Kingdom but also includes France and Germany.  Transoceanic revenue is allocated to Europe.

The following information provides a reconciliation of Net Income (Loss) to Adjusted OIBDA by operating segment, as defined by the Company, for the three and six months ended June 30, 2006 and 2005:

(dollars in millions)	Communications	Discontinued Information Services	Coal Mining	Other

Three Months Ended June 30, 2006

Net Income (Loss)	$(224)	$23	$1	$(1)
Income from Discontinued Operations	—	(23)	—	—
Income Tax Expense	—	—	—	1
Total Other (Income) Expense	207	—	—	(2)
Operating Income (Loss)	(17)	—	1	(2)
Depreciation and Amortization Expense	163	—	1	—
Non-Cash Compensation Expense	20	—	—	—
Non-Cash Impairment Charge	4	—	—	—
Adjusted OIBDA	$170	$—	$2	$(2)

Six Months Ended June 30, 2006

Net Income (Loss)	$(390)	$21	$1	$(1)
Income from Discontinued Operations	—	(21)	—	—
Income Tax Expense (Benefit)	(1)	—	—	1
Total Other (Income) Expense	318	—	—	(3)
Operating Income (Loss)	(73)	—	1	(3)
Depreciation and Amortization Expense	349	—	2	—
Non-Cash Compensation Expense	34	—	—	—
Non-Cash Impairment Charge	7	—	—	—
Adjusted OIBDA	$317	$—	$3	$(3)

Three Months Ended June 30, 2005

Net Income (Loss)	$(205)	$8	$5	$4
Income from Discontinued Operations	—	(8)	—	—
Income Tax Expense	—	—	1	1
Total Other (Income) Expense	119	—	—	—
Operating Income (Loss)	(86)	—	6	5
Depreciation and Amortization Expense	161	—	1	—
Non-Cash Compensation Expense	9	—	—	—
Non-Cash Impairment Charge	4	—	—	—
Adjusted OIBDA	$88	$—	$7	$5

Six Months Ended June 30, 2005

Net Income (Loss)	$(284)	$9	$7	$3
Income from Discontinued Operations	—	(9)	—	—
Income Tax Expense	—	—	1	1
Total Other (Income) Expense	224	—	—	(1)
Operating Income (Loss)	(60)	—	8	3
Depreciation and Amortization Expense	326	—	2	—
Non-Cash Compensation Expense	19	—	—	—
Non-Cash Impairment Charge	4	—	—	—
Adjusted OIBDA	$289	$—	$10	$3

13. Other Matters

On June 13, 2006, Level 3 completed the sale of 125 million shares of its common stock at $4.55 per share, par value $0.01 per share, in an underwritten public offering.  Level 3 received proceeds of $543 million net of $26 million in transaction costs.  Level 3 used a portion of the net proceeds from this transaction and its offering of 3.5% Convertible Senior Notes  completed in the second quarter to redeem certain debt securities maturing in 2008.  The remaining proceeds will be used to potentially repurchase, redeem or refinance other existing indebtedness from time to time, for acquisitions and for general corporate purposes, including working capital and capital expenditures.

In April 2002, Level 3 Communications, Inc., and two of its subsidiaries were named as a defendant in Bauer, et. al. v. Level 3 Communications, LLC, et al., a purported class action covering 22 states, filed in state court in Madison County, Illinois. In July 2001, Level 3 was named as a defendant in Koyle, et. al. v. Level 3 Communications, Inc., et. al., a purported two state class action filed in the U.S. District Court for the District of Idaho. In November of 2005, the court granted class certification only for the state of Idaho, which decision is on appeal. In September 2002, Level 3 Communications, LLC and Williams Communications, LLC were named as defendants in Smith et. al. v. Sprint Communications Company, L.P., et al., a purported nationwide class action filed in the United States District Court for the Northern District of Illinois. In April 2005, the Smith plaintiffs filed a Fourth Amended Complaint which did not include Level 3 or Williams Communications, Inc. as a party, thus ending both companies’ involvement in the Smith case. On February 17, 2005, Level 3 Communications, LLC and Williams Communications, LLC were named as defendants in McDaniel, et. al., v. Qwest Communications Corporation, et al., a purported class action covering 10 states filed in the United States District Court for the Northern District of Illinois. These actions involve the companies’ right to install its fiber optic cable network in easements and right-of-ways crossing the plaintiffs’ land. In general, the companies obtained the rights to construct their networks from railroads, utilities, and others, and have installed their networks along the rights-of-way so granted. Plaintiffs in the purported class actions assert that they are the owners of lands over which the companies’ fiber optic cable networks pass, and that the railroads, utilities, and others who granted the companies the right to construct and maintain their networks did not have the legal authority to do so. The complaints seek damages on theories of trespass, unjust enrichment and slander of title and property, as well as punitive damages. The companies have also received, and may in the future receive, claims and demands related to rights-of-way issues similar to the issues in these cases that may be based on similar or different legal theories. To date, other than as noted above, all adjudicated attempts to have class action status granted on complaints filed against the companies or any of their subsidiaries involving claims and demands related to rights-of-way issues have been denied.

It is still too early for the Company to reach a conclusion as to the ultimate outcome of these actions. However, management believes that the Company and its subsidiaries have substantial defenses to the claims asserted in all of these actions (and any similar claims which may be named in the future), and intends to defend them vigorously if a satisfactory form of settlement is not approved.

The Company and its subsidiaries are parties to many other legal proceedings.  Management believes that any resulting liabilities for these legal proceedings, beyond amounts reserved, will not materially affect the Company’s financial condition or future results of operations, but could effect future cash flows.

It is customary in Level 3’s industries to use various financial instruments in the normal course of business.  These instruments include items such as letters of credit.  Letters of credit are conditional commitments issued on behalf of Level 3 in accordance with specified terms and conditions.  As of June 30, 2006, Level 3 had outstanding letters of credit of approximately $37 million which are collateralized by cash that is reflected on the consolidated balance sheet as restricted cash and securities.

14. Condensed Consolidating Financial Information

In October 2003, Level 3 Financing, Inc., a wholly-owned subsidiary of Level 3 Communications, Inc., issued $500 million 10.75% Senior Notes due 2011. These notes are unsecured obligations of Level 3 Financing, however, they are jointly, severally, fully and unconditionally guaranteed on an unsecured senior basis by Level 3 Communications, Inc. and Level 3 Communications, LLC (a wholly-owned subsidiary).  The 10.75% Senior Notes were registered with the Securities and Exchange Commission in 2005.

In March 2006, Level 3 Financing issued $150 million Floating Rate Senior Notes due 2011 and $250 million 12.25% Senior Notes due 2013.  In addition, on April 6, 2006, Level 3 Financing issued an additional $300 million of 12.25% Senior Notes due 2013.  These notes are unsecured obligations of Level 3 Financing, however, they are fully and unconditionally guaranteed on an unsecured senior basis by Level 3 Communications, Inc.

In conjunction with the registration of the 10.75% Senior Notes, Floating Rate Senior Notes due 2011 and 12.25% Senior Notes due 2013 the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles.

Condensed Consolidating Statements of Operations for the three and six months ended June 30, 2006 and 2005 follow. Level 3 Communications, LLC leases equipment and certain facilities from other wholly-owned subsidiaries of Level 3 Communications, Inc. These transactions are eliminated in the consolidated results of the Company.

Condensed Consolidating Statements of Operations
For the three months ended June 30, 2006
(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total

Revenue	$ —	$ —	$ 323	$ 575	$ (63)	$ 835
Costs and Expenses:
Cost of Revenue	—	—	139	321	(61)	399
Depreciation and Amortization	—	—	83	81	—	164
Selling, General and Administrative	2	—	198	85	(2)	283
Restructuring and Impairment Charges	—	—	3	4	—	7
Total Costs and Expenses	2	—	423	491	(63)	853
Operating Income (Loss)	(2)	—	(100)	84	—	(18)

Other Income (Loss), net:
Interest Income	5	—	10	1	—	16
Interest Expense	(111)	(58)	—	(1)	—	(170)
Interest Income (Expense) Affiliates, net	218	166	(389)	5	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(311)	(365)	59	—	617	—
Other Income (Expense)	—	(54)	2	1	—	(51)
Other Income (Loss)	(199)	(311)	(318)	6	617	(205)
Income (Loss) from Operations Before Income Taxes	(201)	(311)	(418)	90	617	(223)

Income Tax Expense	—	—	—	(1)	—	(1)
Income (Loss) from Continuing Operations	(201)	(311)	(418)	89	617	(224)
Income from Discontinued Operations	—	—	—	23	—	23
Net Income (Loss)	$ (201)	$ (311)	$ (418)	$ 112	$ 617	$ (201)

Condensed Consolidating Statements of Operations
For the six months ended June 30, 2006
(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total

Revenue	$ —	$ —	$ 643	$ 1,123	$ (109)	$ 1,657
Costs and Expenses:
Cost of Revenue	—	—	271	644	(104)	811
Depreciation and Amortization	—	—	192	159	—	351
Selling, General and Administrative	2	—	384	178	(5)	559
Restructuring and Impairment Charges	—	—	7	4	—	11
Total Costs and Expenses	2	—	854	985	(109)	1,732
Operating Income (Loss)	(2)	—	(211)	138	—	(75)

Other Income (Loss), net:
Interest Income	9	—	13	3	—	25
Interest Expense	(222)	(95)	—	(3)	—	(320)
Interest Income (Expense) Affiliates, net	427	324	(767)	16	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(609)	(784)	101	—	1,292	—
Other Income (Expense)	28	(54)	2	4	—	(20)
Other Income (Loss)	(367)	(609)	(651)	20	1,292	(315)
Income (Loss) from Operations Before Income Taxes	(369)	(609)	(862)	158	1,292	(390)

Income Tax Expense	—	—	—	—	—	—
Income (Loss) from Continuing Operations	(369)	(609)	(862)	158	1,292	(390)
Income from Discontinued Operations	—	—	—	21	—	21

Net Income (Loss)	$ (369)	$ (609)	$ (862)	$ 179	$ 1,292	(369)

Condensed Consolidating Statements of Operations
For the three months ended June 30, 2005
(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total

Revenue	$ —	$ —	$ 336	$ 95	$ (41)	$ 390
Costs and Expenses:
Cost of Revenue	—	—	141	16	(38)	119
Depreciation and Amortization	—	—	108	54	—	162
Selling, General and Administrative	2	—	158	23	(3)	180
Restructuring and Impairment Charges	—	—	4	—	—	4
Total Costs and Expenses	2	—	411	93	(41)	465
Operating Income (Loss)	(2)	—	(75)	2	—	(75)

Other Income (Loss), net:
Interest Income	6	—	2	2	—	10
Interest Expense	(102)	(32)	(1)	(4)	—	(139)
Interest Income (Expense) Affiliates, net	201	127	(328)	—	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(292)	(387)	(1)	—	680	—
Other Income (Expense)	1	—	7	2	—	10
Other Income (Loss)	(186)	(292)	(321)	—	680	(119)
Income (Loss) from Continuing Operations Before Income Taxes	(188)	(292)	(396)	2	680	(194)

Income Tax Expense	—	—	—	(2)	—	(2)
Income (Loss) from Continuing Operations	(188)	(292)	(396)	—	680	(196)
Income from Discontinued Operations	—	—	—	8	—	8
Net Income (Loss)	$ (188)	$ (292)	$ (396)	$ 8	$ 680	$ (188)

Condensed Consolidating Statements of Operations
For the six months ended June 30, 2005
(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total

Revenue	$ —	$ —	$ 813	$ 184	$ (80)	$ 917
Costs and Expenses:
Cost of Revenue	—	—	286	35	(73)	248
Depreciation and Amortization	—	—	226	102	—	328
Selling, General and Administrative	4	—	319	55	(7)	371
Restructuring and Impairment Charges	—	—	15	4	—	19
Total Costs and Expenses	4	—	846	196	(80)	966
Operating Loss	(4)	—	(33)	(12)	—	(49)

Other Income (Loss), net:
Interest Income	6	—	5	3	—	14
Interest Expense	(183)	(64)	(1)	(5)	—	(253)
Interest Income (Expense) Affiliates, net	401	255	(661)	5	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(487)	(678)	(2)	—	1,167	—
Other Income (Expense)	2	—	9	5	—	16
Other Income (Loss)	(261)	(487)	(650)	8	1,167	(223)
Income (Loss) from Continuing Operations Before Income Taxes	(265)	(487)	(683)	(4)	1,167	(272)

Income Tax Expense	—	—	—	(2)	—	(2)
Income (Loss) from Continuing Operations	(265)	(487)	(683)	(6)	1,167	(274)
Income from Discontinued Operations	—	—	—	9	—	9
Net Income (Loss)	$ (265)	$ (487)	$ (683)	$ 3	$ 1,167	$ (265)

Condensed Consolidating Balance Sheets as of June 30, 2006 and December 31, 2005 follow:

Condensed Consolidating Balance Sheets
June 30, 2006
(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total

Assets
Current Assets:
Cash and cash equivalents	$ 18	$ 16	$ 1,481	$ 56	$ —	$ 1,571
Marketable securities	408	—	98	1	—	507
Restricted cash and securities	—	3	21	11	—	35
Accounts receivable, net	—	—	77	299	—	376
Due from (to) affiliates	11,223	5,492	(17,146)	431	—	—
Current assets of discontinued operations	—	—	—	644	—	644
Other	22	6	37	54	—	119
Total Current Assets	11,671	5,517	(15,432)	1,496	—	3,252
Property, Plant and Equipment, net	—	—	3,324	2,205	—	5,529
Marketable Securities	—	—	—	—	—	—
Restricted Cash and Securities	2	—	—	88	—	90
Goodwill and Intangibles, net	—	—	62	428	—	490
Investment in Subsidiaries	(6,593)	(10,167)	1,189	—	15,571	—
Noncurremt Assets of Discontinued Operations	—	—	—	265	—	265
Other Assets, net	65	27	14	19	—	125
Total Assets	$ 5,145	$ (4,623)	$ (10,843)	$ 4,501	$ 15,571	$ 9,751

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$ 2	$ 2	$ 119	$ 252	$ —	$ 375
Current portion of long-term debt	460	—	—	2	—	462
Accrued payroll and employee benefits	—	—	42	23	—	65
Accrued interest	110	43	—	—	—	153
Deferred revenue	—	—	109	68	—	177
Current liabilities of discontinued operations	—	—	—	560	—	560
Other	1	1	50	75	—	127
Total Current Liabilities	573	46	320	980	—	1,919
Long-Term Debt, less current portion	4,554	1,923	—	81	—	6,558
Deferred Revenue	—	—	626	110	—	736
Other Liabilities	51	1	197	322	—	571
Stockholders’ Equity (Deficit)	(33)	(6,593)	(11,986)	3,008	15,571	(33)
Total Liabilities and Stockholders’ Equity (Deficit)	$ 5,145	$ (4,623)	$ (10,843)	$ 4,501	$ 15,571	$ 9,751

Condensed Consolidating Balance Sheets
December 31, 2005
(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total

Assets
Current Assets:
Cash and cash equivalents	$37	$8	$275	$59	$—	$379
Marketable securities	173	3	—	—	—	176
Restricted cash and securities	—	3	20	11	—	34
Accounts receivable, net	—	—	84	308	—	392
Due from (to) affiliates	10,117	4,613	(14,853)	123	—	—
Current assets of discontinued operations	—	—	—	597	—	597
Other	16	4	29	43	—	92
Total Current Assets	10,343	4,631	(14,445)	1,141	—	1,670
Property, Plant and Equipment, net	—	—	3,409	2,223	—	5,632
Marketable Securities	234	—	—	—	—	234
Restricted Cash and Securities	16	—	—	59	—	75
Goodwill and Intangibles, net	—	—	85	206	—	291
Investment in Subsidiaries	(6,251)	(9,651)	802	—	15,100	—
Noncurremt Assets of Discontued Operations	—	—	—	264	—	264
Other Assets, net	44	21	14	32	—	111
Total Assets	$4,386	$(4,999)	$(10,135)	$3,925	$15,100	$8,277

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$1	$141	$225	$—	$367
Current portion of long-term debt	—	—	—	—	—	—
Accrued payroll and employee benefits	—	—	46	33	—	79
Accrued interest	83	18	—	1	—	102
Deferred revenue	—	—	138	61	—	199
Current liabilities of discontinued operations	—	—	—	539	—	539
Other	1	2	50	84	—	137
Total Current Liabilities	84	21	375	943	—	1,423
Long-Term Debt, less current portion	4,722	1,230	—	71	—	6,023
Deferred Revenue	—	—	633	104	—	737
Other Liabilities	56	1	196	317	—	570
Stockholders’ Equity (Deficit)	(476)	(6,251)	(11,339)	2,490	15,100	(476)
Total Liabilities and Stockholders’ Equity (Deficit)	$4,386	$(4,999)	$(10,135)	$3,925	$15,100	$8,277

Condensed Consolidating Statements of Cash Flows for the six months ended June 30, 2006 and 2005 follow:

Condensed Consolidating Statements of Cash Flows
For the six months ended June 30, 2006
(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total

Net Cash Provided by (Used in) Operating Activities	$(171)	$(69)	$(18)	$311	$—	$53

Cash Flows from Investing Activities:
Proceeds from sale and maturity of marketable securities	—	5	—	—	—	5
Purchases of marketable securities	—	—	(98)	—	—	(98)
Increase in restricted cash and securities	—	—	—	(12)	—	(12)
Capital expenditures	—	—	(68)	(63)	—	(131)
Advances to discontinued operations, net	—	—	—	2	—	2
Investments and acquisition	—	—	(88)	6	—	(82)
Proceeds from sale of property, plant and equipment and other assets	—	—	2	—	—	2
Net Cash Provided by (Used in) Investing Activities	—	5	(252)	(67)	—	(314)

Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	326	681	—	—	—	1,007
Refinancing costs and payments on long-term debt, including current portion	(51)	(53)	—	—	—	(104)
Equity offering	543	—	—	—	—	543
Increase (decrease) in due from affiliates, net	(666)	(556)	1,468	(246)	—	—
Net Cash Provided by (Used in) Financing Activities	152	72	1,468	(246)	—	1,446

Net Cash Provided by Discontinued Operations	—	—	—	14	—	14

Effect of Exchange Rates on Cash and Cash Equivalents	—	—	8	(1)	—	7
Net Change in Cash and Cash Equivalents	(19)	8	1,206	11	—	1,206

Cash and Cash Equivalents at Beginning of Period (includes cash of discontinued operations)	37	8	275	132	—	452
Cash and Cash Equivalents at End of Period (includes cash of discontinued operations)	$18	$16	$1,481	$143	$—	$1,658

Condensed Consolidating Statements of Cash Flows
For the six months ended June 30, 2005
(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total

Net Cash Provided by (Used in) Operating Activities	$(118)	$(62)	$56	$54	$—	$(70)

Cash Flows from Investing Activities:
Proceeds from sale and maturity of marketable securities	—	—	150	—	—	150
Purchases of marketable securities	(648)	—	—	—	—	(648)
Decrease (increase) in restricted cash and securities	—	3	(2)	—	—	1
Capital expenditures	—	—	(70)	(70)	—	(140)
Advances to discontinued operations, net	—	—	—	(8)	—	(8)
Investments and acquisitions	(10)	—	—	—	—	(10)
Proceeds from sale of property, plant and equipment and other assets	—	—	2	2	—	4
Net Cash Provided by (Used in) Investing Activities	(658)	3	80	(76)	—	(651)

Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	877	—	—	—	—	877
Payments on long-term debt, including current portion (net of restricted cash)	—	—	(25)	(105)	—	(130)
Increase (decrease) due from affiliates, net	8	54	(171)	109	—	—
Net Cash Provided by (Used in) Financing Activities	885	54	(196)	4	—	747

Net Cash Used in Discontinued Operations	—	—	—	(9)	—	(9)

Effect of Exchange Rates on Cash and Cash Equivalents	(1)	—	(10)	(1)	—	(12)
Net Change in Cash and Cash Equivalents	108	(5)	(70)	(28)	—	5

Cash and Cash Equivalents at Beginning of Period (includes cash of discontinued operations)	3	17	245	178	—	443
Cash and Cash Equivalents at End of Period (includes cash of discontinued operations)	$111	$12	$175	$150	$—	$448

15. Subsequent Events

2008 Debt Redemption

On July 13, 2006, Level 3 redeemed all of its outstanding 9.125% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008.  Aggregate principal, call premium and accrued interest totaled $470 million.

The 9.125% Senior Notes due 2008 were redeemed at a redemption price equal to 100% of the principle amount of those notes plus accrued and unpaid interest.  The aggregate principal amount of 9.125% Senior Notes due 2008 that were redeemed was $398 million.  The 10.5% Senior Discount Notes due 2008 were redeemed at a redemption price equal to 101.75% of the principal amount at maturity of those notes plus accrued and unpaid interest.  The aggregate principal amount at maturity of 10.5% Senior Discount Notes due 2008 that were redeemed was $62 million.

TelCove Acquisition

On July 24, 2006, Level 3 acquired all of the stock of TelCove, Inc., a privately held Pennsylvania-based telecommunications company. Under terms of the agreement, Level 3 paid $446 million in cash and issued approximately 150 million in shares of Level 3 common stock.  In addition, Level 3 repaid $132 million of debt and acquired $13 million in capital leases in the transaction.  Also, the Company paid third party costs of approximately $15 million related to the transaction, which included certain costs incurred by TelCove.

TelCove is a leading facilities-based provider of metropolitan and regional communications services including transport, Internet access and voice services. TelCove’s network has over 22,000 local and long haul route miles serving 70 markets across the eastern United States, with approximately 4,000 buildings on net.

Looking Glass Acquisition

On August 2, 2006, Level 3 completed the acquisition of Looking Glass Networks Holding Co., Inc., a privately held Illinois-based telecommunications company.

The aggregate consideration paid by Level 3 consisted of approximately $9 million in cash and approximately 21 million shares of Level 3 common stock.  In addition, at the closing, Level 3 repaid approximately $67 million of Looking Glass liabilities.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Company’s consolidated financial statements (including the notes thereto), included elsewhere herein and the Company’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

This document contains forward looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to Level 3 Communications, Inc. and its subsidiaries (“Level 3” or the “Company”). When used in this document, the words “anticipate”, “believe”, “plan”, “estimate” and “expect” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. For a more detailed description of these risks and factors, please see the Company’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission and Item 1A in this quarterly report on Form 10-Q.

Level 3 Communications, Inc., through its operating subsidiaries, is primarily engaged in the communications business with additional operations in coal mining.

Communication Services

The Company is a facilities based provider of a broad range of integrated communications services.  Revenue for communications services is recognized on a monthly basis as these services are provided.  For contracts involving private line, wavelengths and dark fiber services, Level 3 may receive up-front payments for services to be delivered for a period of up to 20 years.  In these situations, Level 3 will defer the revenue and amortize it on a straight-line basis to earnings over the term of the contract.

The Company separates its communication services into three separate categories: 1) Core Communications Services, 2) Other Communications Services, and 3) SBC Contract Services.  Each category of revenue is in a different phase of the service life cycle, requiring different levels of investment and focus and providing different contributions to the Company’s Adjusted OIBDA.  Management of Level 3 believes that growth in revenue from its Core Communications Services is critical to the long-term success of its communications business.  At the same time, the Company believes it must continue to manage effectively the positive cash flows from its SBC Contract Services and its Other Communications Services including the Company’s mature managed modem business and its related reciprocal compensation.  The Core Communications Services group includes transport and infrastructure, IP and data services, voice and Vyvx video and advertising distribution services.  The Other Communications Services group includes managed modem and related reciprocal compensation and legacy managed IP service business.  In 2005, Other Communications Services included DSL aggregation services which are no longer provided.  The SBC Contract Services product group includes all the revenues related to the SBC Master Services Agreement contract, which was obtained in the December 23, 2005 acquisition of WilTel.

The Company’s transport and infrastructure services include colocation services, wavelength, private line, dark fiber and transoceanic services.  Growth in transport and infrastructure revenue is largely dependent on increased demand for bandwidth services and available capital of companies requiring communications capacity for their own use or in providing capacity as a service provider to their customers.  These expenditures may be in the form of up-front payments or monthly payments for private line, wavelength or dark fiber services.  An increase in demand may be partially offset by declines in unit pricing.

IP and data services primarily include the Company’s high speed Internet access service and IP-VPN services.  Level 3’s high speed Internet access service is a high quality and high-speed Internet access service offered in a variety of capacities.  The Company’s IP-VPN services permit businesses of any size to replace multiple networks with a single, cost-effective solution that greatly simplifies the converged transmission of voice, video, and data. This convergence to a single platform can be obtained without sacrificing the quality of service or security levels of traditional ATM and Frame Relay offerings.  IP-VPN services also permit customers to prioritize network application traffic so that high priority applications, such as voice and video, are not compromised in performance by the flow of low priority applications such as email.

The conversion from narrow band dial-up services to higher speed broadband services is expected to increase demand for the Company’s core communications services. Revenue growth in this area is dependent on the continued increase in usage by both enterprises and consumers and the pricing environment. An increase in the reliability and security of information transmitted over the Internet and declines in the cost to transmit data have resulted in increased utilization of e-commerce or web based services by businesses. The Company, however, continues to experience lower revenue growth due to price compression for its IP and data services.  These declines were partially offset by a 68% increase in IP and data traffic for the second quarter of 2006 compared to the second quarter of 2005.  Current high levels of available capacity and the numerous companies competing in this market have resulted in a very competitive pricing environment.

The Company’s average price per megabyte declined approximately 30% in 2005. In addition to pricing pressures, the decline in the Company’s average price per megabyte was attributable to higher traffic from larger customers and customers moving to higher speed services with a lower price per megabyte.  The larger customers have a lower price per megabyte due to higher volume commitments. Level 3 believes that industry-wide, excess network inventory has been significantly reduced and pricing pressures are beginning to moderate as evidenced by the Company’s improved pricing and increased traffic volume. For its IP and data services, the Company expects pricing to decline by approximately 20% in 2006.  The decline is partially due to contract renewals and volume discounts for high traffic customers.

The Company continues to experience pricing pressure for those transport and infrastructure customers that require simple, low quality, point-to-point services, as competitors aggressively pursued this business.  However, Level 3 believes that competitors are less willing to discount these services if it requires investment in incremental capacity to meet the customer’s requirements.  For those customers that provide high quality content or require a combination of transport, IP and voice solutions on a regional or national platform, Level 3 is seeing some indications that price compression is starting to moderate and, in many cases, prices are starting to increase.  Level 3 intends to remain disciplined in its approach to pricing for its transport and IP services.

The emergence of a number of companies from bankruptcy protection and additional competition from other distressed carriers continues to contribute to the difficult and competitive operating environment. The Company does not expect this environment to change significantly until the industry consolidates further and/or demand accelerates.

The Company has developed voice services that target large and existing markets.  The Company believes that the efficiencies of Level 3’s IP and optical-based network, including its Softswitch technology, will provide customers a lower cost alternative than the existing circuit-switched networks.  The Company is moving to develop both its capability to market and sell in the voice market and develop the internal systems and processes necessary to support the new services being launched.  The revenue potential for voice services is large; however, the revenues and margins are expected to continue to decline over time as a result of the new low cost IP and optical-based technologies.  In addition, the market for voice services is being targeted by many competitors, several of which are larger and have more financial resources than the Company.

Vyvx provides audio and video programming for its customers over the Company’s fiber-optic network and via satellite. It uses the Company’s fiber-optic network to carry many live traditional broadcast and cable television events from the site of the event to the network control centers of the broadcasters of the event.  For live events where the location is not known in advance, such as breaking news stories in remote locations, Vyvx provides an integrated satellite and fiber-optic network-based service to transmit the content to its customers. Most of Vyvx’s customers for these services contract for the service on an event-by-event basis; however, Vyvx has some customers who have purchased a dedicated point-to-point service which enables these customers to transmit programming at any time.

Vyvx also distributes advertising spots to radio and television stations throughout the U.S., both electronically and in physical form. Customers for these services can utilize a network-based method for aggregating, managing, storing and distributing content for content owners and rights holders.

The Company’s Other Communications Services are mature products or services that are not areas of emphasis for the Company.  Other Communications Services currently include managed modem, related reciprocal compensation and legacy managed IP services.

The Company and its customers continue to see consumers migrate from narrow band dial-up services to higher speed broadband services as the narrow band market matures.  Additionally, America Online, a primary customer of the Company’s dial-up services, recently announced a strategic change in its approach to its dial-up internet access business that may accelerate the loss of its dial-up subscribers.  While this event is not expected to affect managed modem revenue attributable to America Online meaningfully in 2006, it could have the effect of accelerating the decline in these revenues in 2007 and beyond.  As a result, the Company expects to see continuing declines in managed modem revenue in the future.  The Company recognized approximately $77 million and $156 million of managed modem revenue in the first three and six months of 2006, respectively, an approximate 25% decline from the same periods in 2005.  These declines may be mitigated in the short term by an increase in market share and mid to longer term by growth in IP-based services offered by the Company that address the market shift to higher speed broadband services. Level 3 believes that the low cost structure of its network will enable it to aggressively compete for new business in the IP-based market.

Level 3 receives compensation from other carriers when it terminates traffic originating on those carriers’ networks.  This reciprocal compensation is based on interconnection agreements with the respective carriers or rates mandated by the FCC.   The Company earns the majority of its reciprocal compensation revenue from providing managed modem services.

Legacy managed IP services primarily include low speed services which utilize ATM technology, as well as VPN and managed security services.  The Company’s legacy Internet access business consists primarily of a business that was acquired in the Genuity transaction in 2003.  The Company has elected not to pursue additional customers and to limit the capital invested in this component of its business.

The SBC Master Services Agreement was an agreement between SBC Services Inc. and WilTel and was acquired in the WilTel transaction in December 2005.  Recently, SBC Services Inc. became a subsidiary of AT&T Inc., (together “SBC”).  WilTel and SBC amended their agreement in June 2005 to run through 2009. The remaining gross margin commitment under the agreement as of June 30, 2006 was approximately $165 million for the period through the end of 2007, and $75 million from January 2008 through the end of 2009.  Only purchases of on-net services count toward satisfaction of this purchase commitment. Originating and terminating access charges paid to local phone companies are passed through to SBC in accordance with a formula that approximates cost. Additionally, the SBC Master Services Agreement provides for the payment of $50 million from SBC if certain performance criteria are met by Level 3. If Level 3 meets the performance criteria, it is eligible to earn $25 million in 2006 and $25 million in 2007. As of June 30, 2006, Level 3 has recognized $5 million attributable to the performance criteria.

Level 3’s management continues to review all of the Company’s existing lines of business and service offerings to determine how those lines of business and service offerings assist with the Company’s focus on delivery of communications and information services and meeting its financial objectives. To the extent that certain lines of business, business segments or service offerings are not considered to be compatible with the delivery of the Company’s services or with obtaining financial objectives, Level 3 may exit those lines of business, business segments or stop offering those services.

Management focuses on Adjusted OIBDA, cash flows from operating activities and capital expenditures to assess the operating performance of the communications business. Management believes that Adjusted OIBDA, when viewed over time, reflects the operating trend and performance of its communications business. Adjusted OIBDA, or a similar measure, also is an indicator of performance used by Level 3’s competitors and is used by management in evaluating relative performance.

Management of Level 3 believes the introduction of new services or technologies, as well as the further development of existing technologies, may reduce the cost or increase the supply of certain services similar to those provided by Level 3.  The ability of the Company to anticipate, adapt and invest in these technology changes in a timely manner may affect the future success of the Company.

The Company completed the initial planned deployment of the next generation of optical transport technology in its North American and European networks in the fourth quarter of 2005 and early in the first quarter of 2006, respectively.  The Company has decided to deploy the technology for additional routes in North America and Europe and completed the deployments on these routes in 2006.  The Company began an upgrade of its IP backbone technology in the third quarter of 2005.  Level 3 believes that this deployment of new equipment to the existing network equipment will allow the Company to optimize the amount of traffic it carries over the network and lower the cost of providing services.

In order to expand its service offerings in Europe, the Company expects to invest $20 million for a dark fiber based expansion in nine European markets in 2006.  The dark fiber is expected to replace or supplement existing wavelength capacity.

The communications industry continues to consolidate.  Level 3 has participated in this process with the acquisitions of WilTel, Progress Telecom, ICG Communications, TelCove and Looking Glass.  Level 3 will continue to evaluate consolidation opportunities and could make additional acquisitions in 2006.

The successful integration of these businesses into Level 3 is important to the success of Level 3.  The Company must quickly identify synergies, integrate the networks and support organizations, while maintaining the service quality levels expected by customers.

Level 3 has embarked on a strategy to expand its current metro presence.  The strategy will allow the Company to terminate traffic over its owned metro facilities rather than paying third parties to terminate the traffic.  Level 3’s ability to provide high-speed bandwidth directly to customer facilities is expected to be a competitive advantage as local exchange companies often do not provide this service.  The Company intends to offer the traditional set of services in these markets and concentrate its sales efforts on the bandwidth intensive businesses.  The expansion into new metro markets should also provide additional opportunities to sell services on the Company’s national and international networks.  This new metro strategy includes the acquisitions of Progress Telecom, ICG Communications, TelCove and Looking Glass.

The Company is focusing its attention on 1) growing revenue through Core Communications Services, 2) continuing to show improvements in Adjusted OIBDA as a percentage of revenue, 3) completing the integration of acquired businesses, 4) managing cash flows provided by its Other Communications Services and SBC Contract Services, and 5) developing its metro business. The anticipated change in the composition of the Company’s revenue will require the Company to manage operating expenses carefully and concentrate its capital expenditures on those technologies and assets that will enable the Company to develop its Core Communications Services further and replace the decline in revenue and earnings from Other Communications Services and SBC Contract Services.

In addition to the operational metrics mentioned above, the Company is also focusing on improving its liquidity, financial condition, and extending the maturity dates of certain debt and lowering the effective interest rate on its outstanding debt over the long term.  In January 2006, the Company completed the exchange of several tranches of its debt maturing in 2008 for a new tranche of debt maturing in 2010.  The Company was able to extend the maturity date of approximately $692 million of debt due in 2008 to March 2010.

In March 2006, Level 3 issued $150 million of Floating Rate Senior Notes due in 2011 and $250 million of 12.25% Senior Notes due in 2013.  In April 2006, the Company issued an additional $300 million of the 12.25% Senior Notes due in 2013. The proceeds from these offerings were used to fund the cash portion of the WilTel and Progress Telecom acquisitions as well as fund the cost of construction, installation, acquisition, lease, development or improvement of other assets to be used in Level 3’s communications business.

In June 2006, Level 3 issued $335 million in an underwritten public offering of 3.5% Convertible Senior Notes due 2012.  The Company also completed the underwritten public offering of 125 million shares of its common stock for which it received $543 million in net proceeds.  Level 3 used a portion of these proceeds to redeem selected series of its debt securities maturing in 2008.  On July 13, 2006, Level 3 redeemed all of its 9.125% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 for total consideration of $461 million, excluding accrued interest.  The remaining proceeds will be used to potentially repurchase, redeem or refinance other existing indebtedness from time to time, for acquisitions and for general corporate purposes, including working capital and capital expenditures.

On June 27, 2006, the Company amended and restated its existing $730 million senior secured credit facility to reduce the interest rate payable under the agreement by 400 basis points, modify the prepayment provisions and make other specified changes.  The Company paid approximately $42 million to existing debt holders and $11 million to third parties in transaction costs to complete the transaction.

The Company will continue to look for opportunities to improve its financial position in 2006 and focus its resources on growing revenue and managing costs for the communications business.

Information Services

On November 30, 2005, the Company sold its wholly-owned subsidiary, (i)Structure, LLC, which provided computer outsourcing services primarily to small and medium-sized businesses.  The Company also completed the disposition of its remaining subsidiary in the information services business, Software Spectrum, Inc. on September 7, 2006.  The results of operations and financial position for (i)Structure and Software Spectrum are reflected as discontinued operations for all periods presented in this report.

Coal Mining

Level 3, through its two 50% owned joint venture surface mines in Montana and Wyoming, sells coal primarily through long-term contracts with public utilities. The long-term contracts for the delivery of coal establish the price, volume, and quality requirements of the coal to be delivered. Revenue under these and other contracts is recognized when coal is shipped to the customer.

Critical Accounting Policies

The significant accounting policies set forth in Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 appropriately represent, in all material respects, the current status of the Company’s critical accounting policies, and are incorporated herein by reference.

The Company adopted SFAS No. 123R on January 1, 2006.  SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in the financial statements based on the fair value of equity or liability instruments issued. The Company adopted the expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” in 1998.  Therefore, the effect of applying the change from the original provisions of SFAS No. 123 on the Company’s financial position or results of operations for the three months ended March 31, 2006 was insignificant.

The Company also adopted Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (“EITF No. 04-6”) effective January 1, 2006.  EITF No. 04-6 concluded that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred.  EITF No. 04-6 further defines inventory produced as mineral that has been extracted.  As a result, stripping costs related to exposed, but not extracted mineral must be expensed as incurred rather than deferred until the mineral is extracted.  The Company’s coal mining business had previously deferred stripping costs and amortized these costs over the period in which the underlying coal is mined.  The Company’s adoption of EITF No. 04-6 on January 1, 2006 required it to adjust beginning retained earnings (accumulated deficit) for the amount of prepaid stripping costs previously deferred.  The Company decreased beginning equity by $3 million as a result of the adoption of EITF No. 04-6.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.”  FIN No. 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit.  Additionally, FIN No. 48 provides guidance on de-recognition, income statement classification of interest and penalties, accounting in interim periods, disclosure, and transition.  This interpretation is effective for fiscal years beginning after December 15, 2006.  The Company is currently evaluating the effect that the application of FIN No. 48 will have on its consolidated results of operations and financial condition, but given its current net operating losses and operating loss carryforwards, does not expect a significant effect on its results of operations or financial condition as a result of adopting FIN No. 48.

In June 2006, the FASB ratified the consensus on Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF No. 06-3”). The scope of EITF No. 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, Universal Service Fund (“USF”) contributions and some excise taxes. The Task Force affirmed its conclusion that entities should present these taxes in the income statement on either a gross or a net basis, based on their accounting policy, which should be disclosed pursuant to APB Opinion No. 22, “Disclosure of Accounting Policies.” If such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. The consensus on EITF No. 06-3 will be effective for interim and annual reporting periods beginning after December 15, 2006.  The Company currently records USF contributions on a gross basis in its consolidated statements of operations, but records sales, use, value added and excise taxes billed to its customers on a net basis in its consolidated statements of operations.  The Company does not expect that the effect of adopting EITF No. 06-3 will be significant to its reported revenue, operating income and net earnings or loss, but is currently evaluating the effect.

Results of Operations 2006 vs. 2005

Revenue for the periods ended June 30, is summarized as follows (dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Communications	$819	$371	$1,623	$881
Coal Mining	16	19	34	36
	$835	$390	$1,657	$917

Communications revenue is separated into three categories: 1) Core Communications Services (including transport and infrastructure services, wholesale IP and data services, voice services and Vyvx services), 2) Other Communications Services (including managed modem and its related reciprocal compensation, DSL aggregation, and legacy managed IP services), and 3) SBC Contract Services.  Revenue attributable to these service categories is provided in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2006	2005	2006	2005

Core Communications Services:
Transport and Infrastructure	$217	$123	$415	$371
Wholesale IP and Data	67	45	131	86
Voice	107	25	205	51
Vyvx	30	—	59	—
	421	193	810	508

Other Communication Services :
Managed Modem	77	103	156	210
Reciprocal Compensation	28	29	54	57
Managed IP	15	22	33	45
DSL Aggregation	—	24	—	61
	120	178	243	373

SBC Contract Services.	278	—	570	—

Total Communications Revenue	$819	$371	$1,623	$881

The Company’s Core Communications Services increased 118% in the second quarter of 2006 compared to the second quarter of 2005. The acquisitions of WilTel, Progress Telecom and ICG Communications and growth in the Company’s existing products contributed to the increase.  For the three months ended June 30, 2006, Progress Telecom and ICG Communications reported revenue of $15 million and $6 million, respectively.  During the first half of 2006, the Company integrated a significant portion of WilTel into the business.  As a result separate revenue information for former WilTel customers is no longer available.  The Company continues to see demand for complex nationwide solutions and colocation capacity in large markets within its transport and infrastructure business.

Wholesale IP and data services revenue increased for the three months ended June 30, 2006, primarily due to the customers obtained in the WilTel transaction.  Wholesale IP and data revenue also increased due to traffic growth in North America from new and existing customers that exceeded the rate of price compression. Traffic growth was mitigated by a customer’s migration of traffic to its own network which was acquired via a merger with another carrier. Improved market acceptance of the Company’s IP-VPN service and the continued growth of previously awarded contracts also contributed to the increase in wholesale IP and data revenue.

Level 3’s voice revenue increased for the three months ended June 30, 2006 compared to the same period in 2005 primarily due to the operations acquired in the WilTel transaction, particularly domestic and international voice termination services, and growth in Level 3’s existing wholesale and VoIP-related services.  In addition, 2006 revenue attributable to the Company’s existing local inbound service increased by approximately $3 million or 167% from 2005 levels.

The Vyvx business was acquired on December 23, 2005 as part of the WilTel transaction.  Revenue of $30 million is included in the results of operations for the three months ended June 30, 2006.

Managed modem revenue declined in 2006 as a result of the continued migration from narrow band dial-up services to higher speed broadband services by end user customers.  This change resulted in a decline in the demand for managed modem ports.  America Online, the Company’s largest managed modem customer, reduced the number of ports it purchased from Level 3 by approximately 30% during 2005.  Managed modem revenue also declined in 2006 as a result of certain contracts being renewed or renegotiated at prices lower than were in effect in 2005.

The Company expects, excluding the effects of future acquisitions and increases in market share, managed modem related revenue to continue to decline in the future, primarily due to an increase in the number of subscribers migrating to broadband services and to potential pricing concessions as contracts are renewed.

The Company’s primary DSL aggregation customer began to migrate its DSL subscribers to its own network beginning in the first quarter of 2005.  The customer completed the migration of its subscribers in the third quarter of 2005.  The Company’s other DSL contracts expired in 2005 and were not renewed.  The Company did not recognize DSL revenue in 2006 and does not expect to recognize DSL aggregation revenue in the foreseeable future.

Reciprocal compensation revenue declined slightly in the second quarter of 2006 versus the second quarter of 2005 primarily due to the signing of interconnection agreements with other carriers in 2005 that resulted in the Company receiving a lower rate per minute for terminating traffic. The majority of the Company’s interconnection agreements provide rate structures through 2006.  The Company earns the majority of its reciprocal compensation revenue from managed modem services.

Level 3 has interconnection agreements in place for the majority of traffic subject to reciprocal compensation.  Level 3 continues to negotiate new interconnection agreements with its local carriers.  To the extent that the Company is unable to sign new interconnection agreements, signs new agreements containing lower rates, there is a significant decline in the Company’s managed modem dial-up business, or FCC or state regulations change such that carriers are not required to compensate other carriers for terminating ISP-bound traffic, reciprocal compensation revenue may decline significantly over time.

The Company’s legacy Managed IP business consists primarily of a business that was acquired in the Genuity transaction in 2003.  The Company has not invested in this service and is not actively looking for new customers.  The decline in revenue is attributable to the disconnection of service by existing customers.  The Company expects this trend to continue throughout 2006.

The SBC Master Services Agreement was obtained in the WilTel transaction.  Under the terms of the agreement, SBC has gross margin purchase commitments through 2009.  Due to the significance of the commitment, the Company has elected to separate and report revenue generated under this contract from its Other Communications Services.  Level 3 earned revenue of approximately $278 million attributable to this contract in the second quarter of 2006 of which approximately 26% will apply to the gross margin purchase commitment.  The remaining gross margin commitment under the agreement as of June 30, 2006 was approximately $165 million for the period through the end of 2007, and $75 million from January 2008 through the end of 2009.  Additionally, the SBC Master Services Agreement provides for the payment of $50 million from SBC if certain performance criteria are met by Level 3. If Level 3 meets the performance criteria, it is eligible to earn $25 million in 2006 and $25 million in 2007. As of June 30, 2006, Level 3 has recognized $5 million attributable to the performance criteria.

SBC has begun to migrate its traffic to the AT&T network acquired in 2005.  The Company expects revenue and gross margin to decline in future periods.  However, SBC must still comply with the minimum margin commitments contained in its contract.

Communications revenue for the six months ended June 30, 2006 increased compared to the same period in 2005 for the same reasons noted above for the three month periods ended June 30, 2006 and 2005.  Partially offsetting the increase in revenue in 2006 was the recognition of $129 million of termination revenue in the first quarter of 2005.  Transport and infrastructure revenue for the six months ended June 30, 2005 includes the $130 million of termination revenue primarily attributable to agreements reached with France Telecom and 360networks relating to the termination of existing dark fiber lease agreements with those customers described below.  Termination revenue of $1 million was included in transport and infrastructure revenue for the six months ended June 30, 2006.

In February 2005, France Telecom and Level 3 finalized an agreement to terminate a dark fiber agreement signed in 2000. Under the terms of the agreement France Telecom returned the fiber to Level 3.  Under the original IRU agreement, the cash received by Level 3 was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, Level 3 recognized unamortized deferred revenue of approximately $40 million as non-cash termination revenue in the first quarter of 2005.

In March 2005, Level 3 entered into an agreement with 360networks in which both parties agreed to terminate a 20-year IRU agreement. Under the new agreement, 360networks returned the dark fiber originally provided by Level 3. Under the original IRU agreement, signed in 2000, the revenue associated with the cash received by Level 3 was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, Level 3 recognized the unamortized deferred revenue of approximately $86 million as non-cash termination revenue in the first quarter of 2005.

The Company expects to recognize termination revenue in the future if customers desire to renegotiate contracts or are required to terminate service. The Company is not able to estimate the specific value of these types of transactions until they occur, but does not currently expect to recognize significant termination revenue for the foreseeable future.

Wholesale IP and data services revenue increased in 2006 primarily due to the customers obtained in the WilTel transaction and traffic growth in North America from new and existing customers as well as improved market acceptance of the Company’s IP-VPN service.

The acquisition of WilTel’s domestic and international voice termination contracts in December 2005 and growth in these services and Level 3’s voice services were the primary factors resulting in the increase in voice revenue for the six months ended June 30, 2006 as compared to the corresponding period in 2005.

The continued migration from narrow band dial-up services to higher speed broadband services resulted in a decline in demand for ports and a reduction in managed modem revenue for the six months ended June 30, 2006 compared to the same period in 2005. As noted earlier, America Online reduced the number of ports it purchased from Level 3 by approximately 30% and certain contracts were renewed at lower prices during 2005.

Reciprocal compensation revenue declined from 2005 levels primarily due to the signing of interconnection agreements with other carriers in 2005 that resulted in the Company receiving a lower rate per minute for terminating traffic.

Coal mining revenue decreased from $19 million for the three months ended June 30, 2005 to $16 million for the three months ended June 30, 2006.  The decrease in revenue is attributable to a 13% decline in the average price per ton of coal sold and a 3% decline in coal shipped in 2006 compared to the same period in 2005.  The price decline is attributable to coal sold under a contract that was renewed in 2005 and contained a lower price per ton than the original contract.

For the six month period ending June 30, 2006, coal sales declined 6% versus the same period in 2005.  An 11% decline in the average price per ton of coal sold was partially offset by a 7% increase in tons shipped.  The Company began delivering coal under new and amended contracts during the first quarter of 2005. The increase in tons shipped in 2006 is attributable to the contracts awarded during 2005.

Cost of Revenue for the communications business, as a percentage of revenue, was 47% and 30% for the three months ended June 30, 2006 and 2005, respectively.  The increase is due to the significant voice and SBC contract services revenue obtained in the WilTel acquisition.  The margins for the SBC contract services revenue are lower than the margins earned on other components included in Core and Other Communications Services.  Partially offsetting the lower WilTel margins were

the margins earned by Progress Telecom and ICG Communications.   Margins for these businesses were slightly higher in 2006 than those reported by the Company in 2005.

The communications business’ cost of revenue, as a percentage of revenue for the six months ended June 30, 2006 and 2005 was 48% and 26%, respectively. The increase is primarily attributable to the recognition of termination revenue in 2005 and incremental revenue relating to the operations acquired from WilTel which was recognized in 2006. In the first quarter of 2005, the Company recognized $129 million of termination revenue, primarily related to 360networks and France Telecom. The termination revenue, with no corresponding cost of revenue, positively affected the percentage in 2005.  Excluding termination revenue, the cost of revenue, as a percentage of revenue, would have been 30% for the six months ended June 30, 2005.  Cost of revenue, as a percentage of revenue, increased in 2006 due to the voice and SBC Contract Services revenue obtained in the WilTel acquisition.

Cost of revenue, as a percentage of revenue, for the coal mining business increased from 47% for the three months ended June 30, 2005 to 89% for the three months ended June 30, 2006 and from 61% for the six months ended June 30, 2005 to 88% for the six months ended June 30, 2006.  In the second quarter of 2005, the Company was able to favorably resolve certain production tax issues.  The resolution of this matter resulted in a $5 million reduction in cost of revenue for the three and six months ended June 30, 2005.  In addition, the decline in the average price per ton of coal sold in 2006 versus 2005 resulted in an increase in cost of revenue, as a percentage of revenue.

Depreciation and amortization expense was $164 million for the second quarter of 2006, a 1% increase from the depreciation and amortization expense of $162 million in the same period of 2005. The increase is primarily attributable to the communications tangible and intangible assets that were acquired in the WilTel transaction in December 2005 and the Progress Telecom transaction in March 2006.  This increase was partially offset by an $18 million decrease in depreciation expense in the second quarter of 2006 attributable to the change in estimated useful life for fiber.  The increase in depreciation and amortization expense was offset by the shorter-lived communications assets, including intangible assets, that were placed in service in prior years that became fully depreciated or amortized during the second half of 2005 and the first quarter of 2006.

Depreciation and amortization expense for the six months ended June 30, 2006 and 2005 was $351 million and $328 million, respectively.  The increase is primarily attributable to transactions and factors described above.

Selling, general and administrative expenses increased 57% to $283 million for the three months ended June 30, 2006 compared to the same period in 2005. This increase is primarily attributable to the inclusion of a full quarter of expenses associated with the operations acquired in the WilTel and Progress Telecom transactions.  Specifically, increases in compensation, bonus, and employee related costs, network related costs and facility-based expenses all contributed to the increase in selling, general and administrative expenses in 2006.

Selling, general and administrative expenses attributable to the Company’s other businesses in the second quarter of 2005 included the favorable settlement of an obligation to provide insurance for employees of the Company’s former packaging business and the receipt of insurance proceeds reimbursing the Company for payments made to settle legacy environmental litigation.  These items resulted in a $6 million decline in selling, general and administrative expenses in 2005.  The Company does not expect to realize cost reductions of this magnitude in the future for these businesses.

Included in operating expenses for the second quarter of 2006 and 2005, were $20 million and $9 million, respectively, of non-cash compensation and professional expenses recognized under SFAS No. 123R and SFAS No. 123, respectively, related to grants of outperform stock options, warrants and other stock-based compensation programs. The increase is primarily due to an increase in outperform stock options, restricted stock and restricted stock units granted in 2006 and an increase in the value of the options granted to employees.  In addition, during the second quarter of 2006, the October 2005 and January 2006 grants were revalued using May 15, 2006 as the grant date, in accordance with SFAS No. 123R, and resulted in a $6 million increase in non-cash compensation expense during the second quarter of 2006.  As stated in the Company’s proxy materials for its 2006 Annual Meeting of Stockholders, over the course of the years since April 1, 1998, the compensation committee of the Company’s Board of Directors had administered the 1995

Stock Plan under the belief that the action of the Company’s Board of Directors to amend and restate that plan effective April 1, 1998 had the effect of extending the original term of the Plan to April 1, 2008.  After a further review of the terms of the plan, however, the compensation committee determined that an ambiguity could exist as to the date of the expiration of the plan. To remove any ambiguity, the Board of Directors sought the approval of the Company’s stockholders to amend the plan to extend the term of the plan by five years to September 25, 2010.  This approval was obtained at the 2006 Annual Meeting of Stockholders held on May 15, 2006.

Selling, general and administrative expenses increased 51% to $559 million for the six months ended June 30, 2006 compared to the same period in 2005. This increase is primarily attributable to the factors described above.  In addition, partially offsetting the increase in communication expenses was a property tax benefit of $7 million pertaining to the Company’s facilities in the United Kingdom in the first quarter of 2006.

Included in operating expenses for the first half of 2006 and 2005, were $34 million and $19 million, respectively, of non-cash compensation and professional expenses recognized under SFAS No. 123R and SFAS No. 123, respectively, related to grants of outperform stock options, warrants and other stock-based compensation programs. The increase is primarily due to the factors described above.

Beginning in the third quarter of 2006, the Company expects to issue both restricted stock units and OSOs on a quarterly basis.

The Company expects selling, general and administrative expenses to increase in 2006 versus 2005 as a result of the WilTel, Progress Telecom, ICG Communications, TelCove and Looking Glass acquisitions.

Restructuring and impairment charges were $7 million for the three months ended June 30, 2006 and $4 million for the same period in 2005. In the second quarter of 2006, the Company recognized approximately $3 million of restructuring charges attributable to the workforce reductions of the communications business in North America.

Non-cash impairment charges were $4 million in each of the three months ended June 30, 2006 and 2005, respectively. During the second quarter of 2006, Level 3 recognized $4 million of non-cash impairment charges primarily related to excess land of the communications business deemed available for sale in Germany.  This charge resulted from the difference between the recorded carrying value and the estimated market value of the land.

Non-cash impairment charges of $4 million were recognized in the second quarter of 2005 as a result of the decision to terminate projects for certain Softswitch related products in the communications business.  The costs incurred for these projects, including capitalized operating expenses, were impaired as the carrying value of these projects exceeded their estimated fair value.

Restructuring and impairment charges were $11 million for the first half of 2006 and $19 million for the same period in 2005.  In the first half of 2006, the Company recognized approximately $4 million of restructuring charges attributable to the workforce reductions of the communications business in North America.  In the first quarter of 2005, the Company recognized approximately $15 million of restructuring charges related to the workforce reductions of the communications business in North America and Europe.  The employees affected by this workforce reduction provided support functions or worked directly on mature products.  All obligations attributable to the 2005 restructuring activities were paid in 2005.

Non-cash impairment charges were $7 million and $4 million for the six months ended June 30, 2006 and 2005, respectively.  In addition to the $4 million of non-cash impairment charges in the second quarter of 2006 discussed above, the Company recognized $3 million of non-cash impairment charges in the first quarter of 2006 that resulted from the decision to terminate projects for certain voice services and certain information technology projects in the communications business.  These projects have identifiable costs which Level 3 can evaluate separately for impairment.  The costs incurred for these projects, including capitalized labor, were impaired as the carrying value of these projects exceeded their estimated fair value.

Adjusted OIBDA is defined by the Company, as operating income (loss) from the consolidated statements of operations, less depreciation and amortization expense, less non-cash compensation expense included within selling, general and administration expense on the consolidated statements of operations, and less the non-cash portion of restructuring and impairment charges.

Adjusted OIBDA is not a measurement under accounting principles generally accepted in the United States and may not be used by other companies. Management believes that Adjusted OIBDA is an important component of the Company’s internal reporting and is an indicator of profitability and operating performance used by the chief operating decision maker or decision making group, especially in a capital-intensive industry such as telecommunications. Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the Company’s capitalization and tax structures. Note 12 of the consolidated financial statements provides a reconciliation of Adjusted OIBDA for each of the Company’s operating segments.

Adjusted OIBDA for the communications business increased to $170 million in the second quarter of 2006 from $88 million for the same period in 2005.  This increase is primarily attributable to the operations acquired in the WilTel and Progress Telecom transactions, which were acquired in December 2005 and March 2006, respectively.   Partially offsetting the increase are cash restructuring charges of $3 million in the second quarter of 2006.  There were no restructuring charges in the second quarter of 2005.

Adjusted OIBDA for the communications business was $317 million and $289 million for the six months ended June 30, 2006 and 2005, respectively.  The increase in 2006 is primarily attributable to the operations acquired in the WilTel and Progress Telecom transactions.  In addition, a decline in restructuring charges from $15 million in the first half of 2005 to $4 million in the first half of 2006 also contributed to the improved results.  Partially offsetting these items was the $128 million reduction in termination and settlement revenue from 2005 to 2006.

Adjusted OIBDA for the Company’s coal and other businesses for each of the three and six months ended June 30, 2006 was less than $1 million.  In 2005, Adjusted OIBDA was $12 million and $13 million for the corresponding periods. The decrease in both periods is primarily attributable to the favorable resolution of certain production tax issues, which resulted in a $5 million decrease in the cost of revenue for the mining business in the second quarter of 2005, and a $6 million benefit, related to the favorable settlement of an obligation to provide insurance for employees of the Company’s former packaging business and the receipt of insurance proceeds reimbursing the Company for payments made to settle legacy environmental litigation, contributing to the lower selling, general and administrative expenses of the Company’s other businesses in the second quarter of 2005.

Interest Income was $16 million for the three months ended June 30, 2006 increasing from $10 million for the same period of 2005.   This increase is the result of increases in the weighted average interest rate earned on the portfolio and in the average cash and marketable security portfolio balance. The Company’s average return on its portfolio during the second quarter increased from 2.6% in 2005 to 4.3% in 2006.  The average cash balance also increased by approximately 15% from 2005 to 2006.

Interest Income was $25 million for the first half of 2006 increasing from $14 million in the same period of 2005.   This increase is the result of increases in the weighted average interest rate earned on the portfolio and in the average cash and marketable security portfolio balance. The Company’s average return on its portfolio during the first half of the year increased from 2.4% in 2005 to 4.0% in 2006.  The average cash balance also increased by approximately 15% from 2005 to 2006.  Pending utilization of cash and cash equivalents, the Company invests the funds primarily in government and government agency securities and money market funds. The investment strategy generally provides lower yields on the funds than on alternative investments, but reduces the risk to principal in the short term prior to these funds being used in the Company’s business.

Interest Expense, net increased by $31 million from $139 million for the three months ended June 30, 2005 to $170 million in 2006. Interest expense increased primarily as a result of increased interest expense from the issuance of $550 million of 12.25% Senior Notes due 2013 issued in the first half of 2006, $335 million of Convertible Senior Notes due 2012 issued on June 13, 2006, Floating Rate Senior Notes due 2011 issued on March 14, 2006 and the $880 million of 10% Convertible Senior Notes due 2011 in the second quarter of 2005.  In addition, the Company exchanged portions of its 9.125% Senior Notes due 2008, 11% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 for new 11.5% Senior Notes due 2010 during the first quarter of 2006, thereby increasing the effective interest expense on this debt.  The Company experienced a higher interest rate on the $730 million Senior Secured Term Loan due 2011 prior to its amendment in late June of 2006 which also resulted in increased interest charges in the second quarter of 2006.

Interest expense increased by $67 million from $253 million for the first half of 2005 to $320 million in 2006. Interest expense increased primarily as a result of the transactions described above.  Overall, the debt exchange transaction and the additional debt issued in the first and second quarters of 2006, partially offset by reduced interest expense due to the amended and restated $730 million senior secured credit facility and the redemption in July 2006 of the 9.125% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008, are expected to increase the Company’s annual interest expense in 2006.

Other, net decreased in the second quarter of 2006 compared to the same period in 2005 primarily as a result of the $55 million loss realized on the amendment and restatement of the Company’s Senior Secured Term Loan due 2011 recognized in the second quarter of 2006.

Other, net decreased in the first half of 2006 compared to the same period in 2005 primarily as a result of the transaction described above.  This decrease was partially offset by the $27 million gain realized on the debt exchange in the first quarter of 2006.

Income Tax Expense was $1 million and $2 million for each of the three months ended June 30, 2006 and 2005, respectively,  and was less than $1 million and was $2 million for the six months ended June 30, 2006 and 2005, respectively.

Discontinued Operations:

Software Spectrum revenue increased 38% from $504 million for three months ending June 30, 2005 to $695 million for the three months ending June 30, 2006, due to several large customer contracts and an increase in sales to mid-market customers.  Software Spectrum has increased sales and marketing efforts and resources targeting mid-market businesses over the last 18 months resulting in higher revenues in 2006.  The increase in revenue was partially offset by an increase in sales under software publishers’ agency licensing programs that result in only a service fee being recognized as revenue, rather than the selling price of the software.  Software Spectrum began experiencing an increase in sales under Microsoft’s 6.0 licensing program and similar programs offered by other suppliers several years ago.  Under these programs, new enterprise-wide licensing arrangements are priced, billed and collected directly by the software publishers. Software Spectrum continues to provide sales and support services related to these transactions and earns a service fee directly from publishers for these activities.  The Company recognizes the service fee it receives as revenue and not the entire value of the software under this program. Software Spectrum recorded approximately $31 million and $22 million of revenue attributable to these types of contracts in the three months ended June 30, 2006 and 2005, respectively.  The estimated selling price of the software sold under these agreements was $492 million and $379 million for the corresponding periods.

Revenue attributable to Software Spectrum also increased to $1,140 million for the six months ended June 30, 2006 versus $970 million for the corresponding period in 2005 for the same reasons noted above.  An increase in agency sales in the first three months of 2006 compared to 2005 partially offset the increased revenue attributable to the large contracts and mid-market businesses. Software Spectrum recorded approximately $48 million and $36 million of revenue attributable to these types of contracts in the six months ended June 30, 2006 and 2005, respectively.  The estimated selling price of the software sold under these agreements was $800 million and $635 million for the corresponding periods.

The software reseller industry is seasonal, with revenue and operating income typically being higher in the second and fourth quarters of the Company’s fiscal year.

The cost of revenue for Software Spectrum, as a percentage of its revenue, was 90.6% for the second quarter of 2005 compared to 90.2% for the same period in 2006.  The increase in agency sales in 2006, which generally have higher margins than non-agency sales, was the primary factor in the improved results.  This was partially offset by lower margins earned on several large contracts which were awarded in the second quarter of 2006. Software Spectrum is very reliant on rebates received from software publishers to improve its operating results.  For the three month periods ended June 30, 2006 and 2005, Software Spectrum earned approximately $21 million and $11 million, respectively, in rebates which reduced cost of revenue.  The increase in rebates in 2006 is directly attributable to the increase in revenue.

For the six months ended June 30, 2006 and 2005, cost of revenue, as a percentage of revenue, for Software Spectrum was 90.5% and 91.3%, respectively.  The increase in agency sales and higher rebates in 2006 resulted in the improved margins.  Software Spectrum earned $29 million and $19 million in rebates from publishers for the six months ended June 30, 2006 and 2005, respectively.

Software Spectrum experienced an increase in selling, general and administrative expenses from $35 million and $68 million for the three and six months ended June 30, 2005, respectively, to $43 million and $81 million for the three and six month periods ended June 30, 2006, respectively, primarily due to an increase in headcount and performance incentives.

Liquidity and Capital Resources

Cash flows provided by (used in) continuing operations for the six months ended June 30, 2006 and 2005, respectively are as follows (dollars in millions):

	Six Months Ended June 30,
	2006	2005
Communications**	$47	$(72)
Other	6	2
Total	$53	$(70)

** Includes interest expense net of interest income

The improvement in communications operating cash flows for the six months ended June 30, 2006 is primarily attributable to improved operating results after excluding the effects of $129 million of non-cash termination revenue in the first quarter of 2005. The improved results are directly attributable to the operations of WilTel, Progress Telecom and ICG Communications, which were acquired late in 2005 and first half of 2006, and additional revenue from Core Communications Services.  Fluctuations in working capital balances resulted in an incremental source of cash of $15 million in the six months of 2006 compared to the same period in 2005.  An increase in cash provided by accounts receivable was partially offset by an increase in cash used for accounts payable and other current liabilities and a decline in deferred revenue. Partially offsetting the increase in cash provided by operations and working capital fluctuations were higher cash interest payments in 2006.  Cash interest payments increased by $54 million in the first six months of 2006 compared to the same period in 2005.

The increase in operating cash flows for the other businesses is primarily attributable to the payment of certain legal and benefit obligations of the coal and packaging business in 2005. Payments for these types of obligations decreased in 2006.

Investing activities in the first half of 2006 primarily include $70 million and $45 million of cash used for the acquisition of Progress Telecom and ICG Communications, respectively, $131 million used for capital expenditures, primarily in the communications business, and $98 million to purchase short-term marketable securities.  In addition, the Company increased its restricted securities by $12 million, primarily for its coal business.  In the second quarter, the Company received $27 million from Leucadia for the WilTel purchase price adjustment and $5 million of proceeds from the sale of Infocrossing shares received in the (i)Structure transaction.

Financing sources in 2006 consisted of $379 million of proceeds from the issuance of the Floating Rate Senior Notes due in 2011 and 12.25% Senior Notes due in 2013, $301 million from the offering of additional 12.25% Senior Notes due in 2013, $326 million from the offering of 3.5% Convertible Senior Notes due 2012 and $543 million of proceeds from the offering of 125 million shares of common stock.  The debt exchange transaction in January 2006 required Level 3 to pay $46 million of premiums to holders of the exchanged notes.  Level 3 also incurred $5 million of third-party costs associated with this transaction.  The $730 million credit agreement amendment and restatement required the payment of $53 million in fees to debt holders and third parties.

In July 2006, the Company used $470 million of cash to redeem all the outstanding 9.125% Senior Notes and 10.5% Senior Discount Notes due in 2008, including accrued interest. The Company also completed the acquisition of TelCove on July 24, 2006.  In the transaction, Level 3 issued approximately 150 million shares of common stock and paid $446 million in cash consideration.  The Company also repaid $132 million of TelCove debt at closing.  Also, the Company paid third party costs of approximately $15 million related to the transaction, which included certain costs incurred by TelCove.

On August 2, 2006, Level 3 completed the acquisition of Looking Glass  The aggregate consideration paid by Level 3 was $96 million consisting of approximately $9 million in cash and approximately 21 million shares of Level 3 common stock.  In addition, at the closing, Level 3 repaid approximately $67 million of Looking Glass liabilities.

The improvement in cash provided by operating activities for the discontinued information services group from a use of $7 million for the six months ended June 30, 2005 to a source of $20 million for the six months ended June 30, 2006, is primarily the result of higher earnings and fluctuations in working capital.  Operating cash flows are largely dependent on the timing of collections from customers and payments to suppliers.  Operating income for the information services business improved from $11 million for the six months ended June 30, 2005 to $21 million for the same period in 2006. In addition, a decline in cash used for accounts payable and other current liabilities more than offset an increase in accounts receivable in the first six months of 2006 compared to the same period in 2005 and resulted in the additional cash being provided by operating activities.

The Company incurred losses from continuing operations of $224 million and $390 million for the three and six months ended June 30, 2006, respectively.  The Company used $13 million and $78 million of cash for operating activities less capital expenditures in the first three and six months of 2006, respectively. The Company expects that the communications business will consume cash for the remainder of 2006, however, the amount of cash consumed is expected to diminish, excluding the timing effects of working capital requirements and interest payments.  In 2006, the Company expects its costs will continue to exceed revenue and it will continue to consume cash primarily due to interest payments and capital expenditures.   The Company expects Adjusted OIBDA to improve in 2006 primarily as a result of the WilTel, Progress Telecom, ICG Communications, TelCove and Looking Glass acquisitions and the growth in Core Communications Services revenue.  Interest payments are expected to increase to approximately $550 million in 2006 based on debt levels at the time of this filing.  Capital expenditures for 2006 are expected to range from $360 million to $410 million and will consist of $100 million to $150 million of base capital expenditures (capital required to keep the network operating efficiently and product development), approximately $30 million of capital expenditures for the integration of WilTel, $10 million associated with the expected integration of ICG Communications, TelCove and Looking Glass, and $20 million for a dark fiber based expansion in Europe.  The majority of the Company’s ongoing capital expenditures is expected to be success-based, which is tied to incremental revenue.   In total, the Company expects that cash required for operating activities, capital expenditures, and discontinued operations will range from $195 million to $205 million, excluding fluctuations in working capital.  The Company does not have any significant principal amounts due on its outstanding debt until 2010.  The Company has debt of $142 million and $363 million that matures in 2008 and 2009, respectively.

Level 3 has approximately $2.078 billion of cash, cash equivalents and marketable securities on hand at June 30, 2006.  In addition, $125 million of current and non-current restricted securities are used to collateralize outstanding letters of credit, long-term debt, certain operating obligations of the Company or to fund certain reclamation liabilities. Subsequent to June 30, 2006, the Company used $470 million to redeem certain tranches of 2008 debt and related accrued interest as well as $654 million to acquire TelCove and Looking Glass.  Based on information available at this time, management of the Company believes that the Company’s current liquidity and anticipated future cash flows from operations will be sufficient to fund its business.  However, if the Company has the opportunity, at acceptable terms, to improve its liquidity, refinance its debt, or fund acquisitions, the Company may elect to secure additional capital in the future.

In March 2006, Level 3 issued $150 million of Floating Rate Senior Notes due in 2011 and $250 million of 12.25% Senior Notes due in 2013.  In April 2006, the Company issued an additional $300 million of the 12.25% Senior Notes due in 2013. The proceeds from these offerings were used to fund the cash portion of the WilTel and Progress Telecom acquisitions as well fund the cost of construction, installation, acquisition, lease, development or improvement of other assets to be used in Level 3’s communications business.

In June 2006, Level 3 issued $335 million of 3.5% Convertible Senior Notes due 2012.  The Company also completed the offering of 125 million shares of its common stock for which it received $543 million in net proceeds.  Level 3 used a portion of these proceeds to redeem selected series of its debt securities maturing in 2008.  On July 13, 2006, Level 3 redeemed all of its 9.125% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 for total consideration of $461 million, excluding accrued interest.  The remaining proceeds will be used to potentially repurchase, redeem or refinance other existing indebtedness from time to time, for acquisitions and for general corporate purposes including working capital and capital expenditures.

Level 3 is aware that the various issuances of its outstanding senior notes, senior discount notes and convertible notes may trade at discounts to their respective face or accreted amounts. In order to continue to reduce future cash interest payments, as well as future amounts due at maturity, Level 3 or its affiliates may, from time to time, enter into debt for debt, debt for equity or cash transactions to purchase these outstanding debt securities in the open market or through privately negotiated transactions. Level 3 will evaluate any such transactions in light of then existing market conditions and the possible dilutive effect to stockholders. The amounts involved in any such transaction, individually or in the aggregate, may be material.

On January 13, 2006, the Company completed private exchange offers to exchange a portion of its outstanding 9.125% Senior Notes due 2008, 11% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 (together the “2008 Notes”) that were held by eligible holders in a private placement for cash and new 11.5% Senior Notes due 2010.  The Company issued $692 million aggregate principal amount of 11.5% Senior Notes as well as paid $46 million of cash consideration in exchange for the 2008 Notes tendered in the transactions.   The Company also paid approximately $13 million in cash for total accrued interest on the 2008 Notes that had been accepted for exchange to the closing date and $5 million in transaction costs.

On June 27, 2006 the Company amended and restated its existing $730 million senior secured credit facility to reduce the interest rate payable under the agreement by 400 basis points, modify the prepayment provisions and make other specified changes.  The Company paid approximately $42 million to existing debt holders and $11 million to third parties in transaction costs to complete the transaction.

In addition to raising capital through the debt and equity markets, the Company may sell or dispose of existing businesses, investments or other non-core assets.  In 2005, the Company completed the sale of the (i)Structure business to Infocrossing for approximately $85 million in cash and Infocrossing common stock.  The Company also sold Software Spectrum for approximately $353 million in cash in September, 2006.

The communications industry continues to consolidate.  Level 3 has participated in this process with the acquisitions of WilTel, Progress Telecom, ICG Communications, TelCove and Looking Glass.  Level 3 will continue to evaluate consolidation opportunities and could make additional acquisitions in 2006.

On December 23, 2005, the Company completed the acquisition of WilTel Communications Group, LLC from Leucadia National Corporation and its subsidiaries. The consideration paid consisted of approximately $363 million in cash (including $27 million of post-closing working capital and other adjustments which reduced the total purchase price), plus $100 million in cash to reflect Leucadia’s having complied with its obligation to retain that amount of cash with WilTel, and 115 million shares, with a fair value of approximately $313 million, of Level 3 common stock.  The Company also incurred costs of approximately $7 million related to the transaction.

On March 20, 2006, Level 3 completed the acquisition of Progress Telecom LLC. Under the terms of the agreement, Level 3 issued approximately 20 million shares, valued at approximately $66 million, and $69 million in cash. The Company also incurred approximately $1 million of costs attributable to the transaction.  The purchase price was reduced by $2 million in the second quarter due to post-closing adjustments based on actual working capital as of the closing date.

On May 31, 2006, the Company completed the acquisition of ICG Communications, Inc., a privately held Colorado-based telecommunications company. Under terms of the agreement, Level 3 paid total consideration of $176 million, consisting of approximately 26 million shares of Level 3 common stock, valued at $131 million, and $45 million in cash.  The Company also incurred costs of approximately $1 million related to the transaction.

On July 24, 2006, Level 3 completed the acquisition of TelCove, Inc., a privately held Pennsylvania-based telecommunications company. Under terms of the agreement, Level 3 paid $446 million in cash and issued approximately 150 million shares of Level 3 common stock valued at $637 million.  In addition, Level 3 repaid $132 million of TelCove debt and acquired $13 million in capital leases in the transaction.  Also, the Company paid third party costs of approximately $15 million related to the transaction, which included certain costs incurred by TelCove.

After integration, TelCove’s metropolitan and regional networks will connect Level 3’s national backbone network directly to traffic aggregation points. These aggregation points include other carriers’ points of presence, local telecommunications companies’ central offices, wireless providers’ switch centers, colocation and data centers, cable company head ends, and high-bandwidth enterprise locations. With the acquisitions of TelCove, ICG Communications and Progress Telecom, Level 3 has an extensive metro infrastructure in 36 markets, connecting to approximately 900 traffic aggregation points.  Level 3 believes that these facilities will provide a competitive advantage. With the acquisition of Progress Telecom, TelCove, ICG Communications and Looking Glass, the number of Level 3’s traffic aggregation points increased to approximately 5,100 in the U.S. and approximately 5,300 globally.

On August 2, 2006, Level 3 completed the acquisition of Looking Glass, a privately held Illinois-based telecommunications company. The Company paid consideration of approximately $9 million in cash and approximately 21 million shares of Level 3 common stock.  In addition, at the closing, Level 3 repaid approximately $67 million of Looking Glass liabilities.

Looking Glass provides data transport services including SONET/SDH, wavelength and Ethernet as well as dark fiber and carrier-neutral collocation. Looking Glass’ network includes approximately 2,000 route miles serving 14 major metro markets, with lit fiber connectivity to approximately 215 buildings. Looking Glass also has dark fiber connectivity to approximately 250 additional buildings.

PART II - OTHER INFORMATION

Item 6.    Exhibits

(a)                      Exhibits filed as part of this report are listed below.

12        Statements of Computation of Ratios

Exhibit 12

STATEMENTS OF COMPUTATION OF RATIOS

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

LEVEL 3 COMMUNICATIONS, INC.

	Six Months Ended		Fiscal Year Ended
	6/30/2006	6/30/2005	2005	2004	2003	2002	2001

Loss from Continuing Operations Before Taxes	$(390)	$(272)	$(702)	$(477)	$(746)	$(991)	$(4,351)
(Earnings) Losses of Equity Investees	—	—	—	—	(3)	(13)	(16)
Interest on Debt, Net of Capitalized Interest	320	253	530	485	567	560	646
Amortization of Capitalized Interest	34	34	68	68	68	68	68
Interest Expense Portion of Rental Expense	17	12	25	29	31	20	19

Earnings (Losses) Available for Fixed Charges	$(19)	$27	$(79)	$105	$(83)	$(356)	$(3,634)

Interest on Debt	$320	$253	$530	$485	$567	$560	$703
Preferred Dividends	—	—	—	—	—	—	—
Interest Expense Portion of Rental Expense	17	12	25	29	31	20	19

Total Fixed Charges	$337	$265	$555	$514	$598	$580	$722

Ratio of Earnings to Fixed Charges	—	—	—	—	—	—	—

Deficiency	$(356)	$(238)	$(634)	$(409)	$(681)	$(936)	$(4,356)

The computation for 2006 - 2002 have been restated to reflect the results of Software Spectrum, which was sold in September 2006, as discontinued operations.